UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________
Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Accenture plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

accenture

2024 Proxy Statement

and Notice of Annual Meeting

February 6, 2025 | Dublin, Ireland

Dear Fellow Shareholder:
“Our strategy to be our clients’ reinvention partner of choice, our continued investments in our business, and the talent and commitment of our 774,000 people allow us to create 360° value for all our stakeholders. On behalf of Accenture’s Board of Directors, thank you for your continued trust and ongoing support.”
Accenture plc’s 2025 annual general meeting of shareholders will be held at 12:00 pm local time on Thursday, February 6, 2025 at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.
The attached notice of the 2025 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals as listed on the attached notice.
You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Sincerely,
Julie Sweet
Chair and Chief Executive Officer
December 16, 2024

A Message from Our Independent Lead Director
Dear Accenture Shareholders:
On behalf of the Board of Directors, I want to thank you for your continued commitment to Accenture and for the continued trust you place in us.
I will be stepping down from the Board following our upcoming Annual Meeting on February 6, 2025. It has been my honor to serve as a director on the Accenture Board since 2012, and independent Lead Director since 2020. I also had the privilege of serving as Chair of the Nominating, Governance & Sustainability Committee from 2012 to 2020, which culminated in the selection and appointment of Julie Sweet, our Chair & CEO.
I am pleased with our accomplishments as a Company, including our strategy to be the reinvention partner of choice for our clients and create 360° value. As organizations look to undertake large reinventions, we are well positioned for continued growth, driven by the scale of Accenture‘s expertise and ecosystem relationships, as well as our significant investment and early leadership in generative AI. I am proud of and grateful to our Board for its continued leadership during these transformative times.
Independent Lead Director Succession and New Board Members
I am pleased to share that the independent directors of the Board have nominated Arun Sarin as our next independent Lead Director to succeed me after the completion of the Annual Meeting. Our entire Board is confident that Arun is the right choice as independent Lead Director at this time, with the depth of his knowledge of Accenture and the leadership team, and the reasons further described in our proxy statement.
Arun joined the Board in October 2015, bringing significant global, managerial and financial experience, as well as a strong background in innovation and technology. He has served as the Chair of the Nominating, Governance & Sustainability Committee since 2020, and he will continue to lead this committee.
One of my priorities as independent Lead Director has been to ensure that our Board continues to be comprised of highly capable Directors with the right experience and sound judgment needed to work closely with management and help Accenture succeed.
With this focus on Board refreshment, I am also pleased to announce the nomination of two new directors to our Board, Masahiko Uotani and Jennifer Nason, who will bring valuable international and financial experience, as further described in our proxy statement.
In addition, Beth Mooney will not be standing for reelection at the upcoming Annual Meeting. We are very grateful to Beth for the many contributions she made to our Board, serving on the Finance Committee as well as the Compensation, Culture & People Committee.
It has been an honor and a privilege to serve as a Director on the Accenture Board. I will remain an attentive shareholder and am confident that Julie and the leadership team have positioned your Company well for the future.
All the best,
Gilles C. Pélisson

Notice of Annual General Meeting of Shareholders

Date Thursday, February 6, 2025 Time 12:00 pm local time	Record Date December 9, 2024 Place The Dock, 7 Hanover Quay Grand Canal Dock, Dublin 2, Ireland	Availability of Materials The proxy statement, our Annual Report for the fiscal year ended August 31, 2024, and our Irish financial statements are available at www.proxyvote.com
Items of Business

1
By separate resolutions appoint the 11 director nominees described in the proxy statement
The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.
During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2024.
We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Annual Meeting.”
By order of the Board of Directors,
Joel Unruch
General Counsel and Corporate Secretary
December 16, 2024

2
Approve, in a non-binding vote, the compensation of our named executive officers
3
Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditor of Accenture plc (the “Company”) and authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

Irish Law Proposals:

4
Approve the creation of additional distributable reserves by way of a capital reduction

5	Grant the Board the authority to issue shares under Irish law
6
Grant the Board the authority to opt-out of pre-emption rights under Irish law
7
Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law
Your vote is important
To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

Internet Online at www.proxyvote.com	Telephone Call 1 (800) 690-6903	Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope	QR Code Scan this QR code. Additional software may be required for scanning

Summary Compensation Table	82
Grants of Plan-Based Awards for Fiscal 2024	84
Outstanding Equity Awards at August 31, 2024	85
Stock Vested in Fiscal 2024	86
Nonqualified Deferred Compensation for Fiscal 2024	87
Pension Benefits for Fiscal 2024	88
Potential Payments Upon Termination	88
Pay Ratio	90
Pay Versus Performance	91

Audit	95
Audit Committee Report	95

PROPOSAL 3: Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration	97

Independent Auditor’s Fees	98
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	98

Irish Law Proposals	100

PROPOSAL 4: Creation of Additional Distributable Reserves By Way of a Capital Reduction	100

PROPOSAL 5: Board Authority to Issue Shares	101

PROPOSAL 6: Board Authority to Opt-Out of Pre-Emption Rights	102

PROPOSAL 7: Determine Price Range for Re-Allotment of Treasury Shares	103

Beneficial Ownership	105

Beneficial Ownership of Directors and Executive Officers	105
Beneficial Ownership of More Than 5%	106

Questions and Answers About the Annual Meeting	108

Additional Information	114
Availability of Materials	114
Householding of Shareholder Documents	114
Submission of Future Shareholder Proposals	114
About Accenture	115
Reconciliation of GAAP Measures to Non-GAAP Measures	116
Forward-Looking Statements & Website References	117

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

Our Company
Accenture (the “Company”) is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent- and innovation-led company with approximately 774,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. Our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.
Our Strategy
The core of our strategy is to be our clients’ reinvention partner of choice, delivering 360° value to our clients, people, shareholders, partners and communities. Our strategy defines the areas in which we will drive growth, build differentiation and enable our clients to transform their organizations through technology, data and AI to create value every day.
We aspire to be at the center of our clients’ business and help them reach new levels of performance and to set themselves apart as leaders in their industries. We define 360° value as delivering the financial business case and unique value a client may be seeking, and striving to partner with our clients to achieve greater progress on inclusion and diversity, reskill and upskill our clients’ employees, help our clients achieve their sustainability goals, and create meaningful experiences, both with Accenture and for the customers and employees of our clients.
We bring industry specific solutions and services as well as cross industry expertise and leverage our scale and global footprint, innovation capabilities, and strong ecosystem partnerships together with our assets and platforms including myWizard, myNav, SynOps and AI Navigator for Enterprise to deliver tangible value for our clients.
We help our clients use technology to drive enterprise-wide transformation, which includes:
•building their digital core—such as moving them to the cloud, leveraging data and AI, including generative AI, and embedding security across the enterprise;
•optimizing their operations—such as helping our clients digitize faster, access digital talent and reduce costs as well as through digitizing engineering and manufacturing; and
•accelerating their revenue growth—such as through using technology and creativity to create personalized connections, experiences and targeted sales at scale, leveraging data and AI, transforming content supply chains and marketing and commerce models and helping create new digital services and business models.
Our clients turn to us to help them drive reinvention with our unique combination of services across Strategy & Consulting, Technology, Operations, Industry X and Song. Our strategists and deep industry, functional, customer and technology consultants work hand-in-hand with our clients and across services to shape and deliver these reinventions.
At the same time, we see AI as the new digital. Like digital, AI is both a technology and a new way of working, and its full value will only come from strategies built on both productivity and growth. And we believe it will be used in every part of the enterprise. We also believe the introduction of generative AI signifies a transformative era that is set to drive growth for us and our clients.
To accomplish reinvention and take advantage of AI, businesses need to focus on talent, which includes: accessing the best people at the right time, place and cost; being a talent creator to keep people market-relevant; and unlocking the potential of talent.
Our managed services are strategic for our clients as companies seek to move faster, embrace AI and automation and leverage our digital platforms and talent as well as reduce costs.
As clients reinvent, we believe that trends such as sustainability will continue to be forces behind their need to reinvent, and the outcomes of their reinventions.
We believe our strategy to deliver 360° value makes us an attractive destination for top talent, a trusted partner to our clients and ecosystem partners, and a respected member of our communities.

1	Accenture 2024 Proxy Statement

Our Company

Key enablers of our growth strategy include

Our People

As a talent- and innovation-led organization, across our entire business our people have highly specialized skills that drive our differentiation and competitiveness. We care deeply for our people, and are committed to a culture of shared success, to investing in our people to provide them with boundaryless opportunities to learn and grow in their careers through their work experience and continued development, training and reskilling, and to helping them achieve their aspirations both professionally and personally. We have an unwavering commitment to inclusion and diversity.

Our Commitment

We are a purpose-driven company, committed to delivering on the promise of technology and human ingenuity by continuously innovating and developing leading-edge ideas and leveraging emerging technologies in anticipation of our clients' needs. Our culture is underpinned by our core values and Code of Business Ethics, which are key drivers of the trust our clients and partners place in us.

Our Foundation

Our Leadership Essentials set the standard for what we expect from our people. Our growth model, which leverages our global sales, client experience and innovation, while organizing around geographic markets and industry groups within those markets, enables us to be close to our clients, people and partners to scale efficiently. Our enduring shareholder value proposition is also a key element of the foundation that enables us to execute on our growth strategy through the financial value it creates.

Accenture 2024 Proxy Statement	2

Our Company
Driving Reinvention, Delivering 360° Value
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent.
The success of our strategy to be the reinvention partner of our clients is reflected in our fiscal 2024 results, including record bookings, earnings growth, operating margin expansion and significant cash returned to shareholders, allowing us to deliver 360° value for all our stakeholders.(1)

Revenues	Diluted Earnings Per Share

$64.9B
An increase of 1% in U.S. dollars and 2% in local currency from fiscal 2023, including revenues of $30.7 billion from North America, $22.8 billion from EMEA and $11.3 billion from Growth Markets(2)

$11.44
A 6% increase from fiscal 2023 EPS of $10.77; after excluding the impact of business optimization costs of $0.51 and $1.28 per share in fiscal 2024 and 2023, respectively, and an investment gain of $0.38 per share in fiscal 2023, adjusted fiscal 2024 EPS of $11.95 increased 2%

New Bookings	Operating Margin

$81.2B An increase of 13% in U.S. dollars and 14% in local currency from fiscal 2023, with a record 125 quarterly client bookings of more than $100 million and $3 billion in generative AI new bookings
14.8%
An increase of 110 basis points from fiscal 2023 operating margin of 13.7%; after excluding business optimization costs of 70 and 170 basis points in fiscal 2024 and 2023, respectively, adjusted operating margin was 15.5%, an increase of 10 basis points

Free Cash Flow	Cash Returned to Shareholders

$8.6B Defined as operating cash flow of $9.1 billion net of property and equipment additions of $517 million, with a free cash flow to net income ratio of 1.2	$7.8B Defined as share repurchases of $4.5 billion and cash dividends of $3.2 billion. In fiscal 2024, we paid dividends of $5.16 per share, a 15% increase over the prior year

(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America is now the Americas market and Growth Markets is now our Asia Pacific market.

3	Accenture 2024 Proxy Statement

Our Company
For the three-year period from the end of fiscal 2021 through fiscal 2024, our performance reflects our consistent focus on creating 360° value for our clients and all our stakeholders.

Broad-Based Revenue Growth 9% CAGR(2) in U.S. dollars and 12% in local currency(1)	Sustained Adjusted Margin Expansion 30 Basis Point Decrease (on a GAAP basis) 40 Basis Point Expansion (on an adjusted basis)(1)(3)

Revenues	Operating Margin

Strong Earnings Growth 8% CAGR (on a GAAP basis) 11% CAGR (on an adjusted basis)(1)(4)	Significant Cash Returned to Shareholders since Fiscal 2021 14% CAGR dividends per share $21.5 billion returned since Fiscal 2021

Earnings Per Share	Cash Returned to Shareholders

Total Shareholder Return (TSR)(5)

(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)“CAGR” means Compound Annual Growth Rate.
(3)FY24 adjusted operating margin of 15.5% excludes business optimization costs of 70 basis points.
(4)FY21 adjusted diluted EPS of $8.80 were adjusted to exclude an investment gain of $0.36 per share. FY24 adjusted EPS of $11.95 were adjusted to exclude the $0.51 per share impact of business optimization costs.
(5)The cumulative TSR on our Class A shares for the period August 31, 2021 - August 31, 2024, compared with the cumulative TSR over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index, assuming that on August 31, 2021, $100 was invested in our Class A shares and in each of the two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

Accenture 2024 Proxy Statement	4

Our Company
We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities, including in the following key areas during fiscal 2024:

Investments in Acquisitions	Research and Development	Commitment to Our Communities

$6.6B
Across 46 strategic acquisitions. Our disciplined acquisition strategy, which is an engine to fuel our organic growth, is focused on scaling our business in high-growth areas, adding skills and capabilities in new areas and deepening our industry and functional expertise
	$1.2B Investment in assets, platforms and industry and functional solutions and in patents and pending patents	5M Approximately 5 million people equipped with skills toward employment or entrepreneurship reported by programs supported through our Skills to Succeed initiative

Developing Our People	Promoting Our People	Data & AI Workforce

$1.1B
Investment in learning and professional development. With our digital learning platform, we delivered approximately 44 million training hours, an increase of 10% compared to fiscal 2023, predominantly due to generative AI training
	97,000 We celebrated approximately 97,000 promotions, demonstrating our continued commitment to creating vibrant careers and opportunities for our people	57,000 We reached approximately 57,000 skilled Data & AI practitioners against our goal of 80,000 by the end of fiscal 2026

Strong Leadership	Gender Equality	Environment

10,500
Approximately 10,500 Accenture leaders, with an average of 16 years of Accenture experience, and a global management committee (our primary management and leadership team) with an average of 23 years of Accenture experience
48% Of our global workforce are women, compared to our global goal of gender parity by 2025, and 30% of our managing directors are women, in line with our global goal of 30% women by 2025
New 2030 & 2040 targets
We are on track to achieve our 2025 carbon removal goal and we set new SBTi -approved targets for 2030 and 2040, as further described in “Our People, Environment and Communities”

5	Accenture 2024 Proxy Statement

Proxy Voting Summary
This proxy summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 16, 2024. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

Proposal 1	Appointment of Directors The Board recommends a vote FOR each director nominee. (Page 11) ▶

Jaime Ardila	Paula A. Price

Martin Brudermüller	Venkata (Murthy) Renduchintala

Alan Jope	Arun Sarin

Nancy McKinstry	Julie Sweet

Jennifer Nason	Tracey T. Travis

Masahiko Uotani
Nominee Experience

Senior Leadership	11 / 11

Public Company Board	10 / 11

Global	11 / 11

Finance, Accounting and Risk Management	10 / 11

Innovation and Technology	11 / 11

Investment	11 / 11

Government and Regulatory	8 / 11

Director Nominee Highlights
Nominee Diversity

55% 6 out of 11 are Racially and Ethnically Diverse	45% 5 out of 11 are Women	75% Board Committees Chaired by Racially and Ethnically Diverse Directors Average Tenure 5.6 years	50% Board Committees Chaired by Women Refreshment 4 New Directors Over Past 2 Years

1 Hispanic or Latino
2 Black or African American
3 Asian

7	Accenture 2024 Proxy Statement

Proxy Voting Summary

Proposal 2	Non-Binding Vote to Approve Executive Compensation The Board recommends a vote “FOR” this proposal. (Page 59) ▶

The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance. The following reflects the primary compensation elements of our executive compensation program for our named executive officers, including the elements and pay mix the committee approved in recognition of our chair and chief executive officer’s achievements during fiscal 2024, as described below under “Compensation Discussion and Analysis—Fiscal 2024 Compensation Decisions—Chair and Chief Executive Officer.”
Elements of Executive Compensation

Fixed
CEO Pay Mix
Variable

6%

Base Compensation (as of Dec. 1, 2024)

Payment Form: Cash

8%

Fiscal 2024 Global Annual Bonus

Payment Form: Cash

62%

January 2025 Key Executive Performance Share Program Award

Payment Form: Equity

24%

January 2025 Accenture Leadership Performance Equity Award

Payment Form: Equity

Accenture 2024 Proxy Statement	8

Proxy Voting Summary

Proposal 3	Ratify the Appointment and Approve Remuneration of Auditor The Board recommends a vote “FOR” this proposal. (Page 97) ▶

Irish Law Proposals

Proposal 4
Creation of Additional Distributable Reserves By Way of a Capital Reduction
In this proposal, shareholders are being asked to approve a reduction of our share capital to create additional “distributable reserves” in order to continue to make distributions to shareholders and repurchase and redeem shares.

The Board recommends a vote “FOR” this proposal.
(Page 100) ▶

Proposals 5-7
Annual Irish Law Proposals
These are standard annual proposals required under Irish law authorizing the Board to issue shares, to opt-out of pre-emption rights and to determine the price range for re-allotment of treasury shares.

The Board recommends a vote “FOR” each of these proposals.
(Page 101) ▶

9	Accenture 2024 Proxy Statement

Proposal 1	Appointment of Directors The Board recommends that you vote “FOR” the appointment of each of the Board’s director nominees listed below.

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for one-year terms or until their successors are duly elected (unless his or her office is vacated earlier in accordance with our Articles of Association).
The Nominating, Governance & Sustainability Committee reviewed the performance and qualifications of the director nominees listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for appointment to serve for a one-year term.
Beth E. Mooney and Gilles C. Pélisson, who currently serves as our independent Lead Director, are not standing for re-election at the 2025 Annual General Meeting of Shareholders (the “Annual Meeting”) and will step down, effective at the completion of the Annual Meeting. The independent directors have appointed Arun Sarin, one of our current independent directors, to become our independent Lead Director, effective at the completion of the Annual Meeting and subject to his re-election at the Annual Meeting. In addition, the Board has nominated Jennifer Nason and Masahiko Uotani for appointment by the shareholders of the Company at the Annual Meeting. All of the director nominees are current Board members, except Jennifer Nason and Masahiko Uotani.
All of the nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.
As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.
The text of the resolution in respect of Proposal 1 is as follows:
“By separate resolutions, to appoint the following 11 directors: Jaime Ardila; Martin Brudermüller; Alan Jope; Nancy McKinstry; Jennifer Nason*; Paula A. Price; Venkata (Murthy) Renduchintala; Arun Sarin; Julie Sweet; Tracey T. Travis; and Masahiko Uotani.”
*If appointed, Ms. Nason’s appointment shall be effective as of the end of the day of February 6, 2025.

11	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors
Our Director Nominees
Our director nominees exhibit a mix of skills, experience, diversity and perspectives:

Jaime Ardila, 69 Director Since: 2013 Former EVP and President, South America, General Motors Company Other Public Company Boards: 3 Committee Memberships:

Martin Brudermüller, 63 Director Since: 2024 Former CEO, BASF SE Other Public Company Boards: 1 Committee Memberships:

Alan Jope, 60 Director Since: 2023 Former CEO, Unilever plc Other Public Company Boards: 0 Committee Memberships:

Nancy McKinstry, 65 Director Since: 2016 CEO & Chairman of the Executive Board, Wolters Kluwer N.V. Other Public Company Boards: 1 Committee Memberships:

Jennifer Nason(3), 64 Director Nominee Global Chair of Investment Banking, JPMorgan Other Public Company Boards: 1 Committee Memberships:

Paula A. Price, 63 Director Since: 2014 Former CFO, Macy’s, Inc. Other Public Company Boards: 3 Committee Memberships(2):

Venkata (Murthy) Renduchintala, 59 Director Since: 2018 Former Chief Engineering Officer, Intel Corporation Other Public Company Boards: 1 Committee Memberships:

Arun Sarin(1), 70 Director Since: 2015 Former CEO, Vodafone Group plc Other Public Company Boards: 3 Committee Memberships:

Julie Sweet, 57 Chair Director Since: 2019 Chair & CEO, Accenture plc Other Public Company Boards: 0 Committee Memberships: -

Tracey T. Travis, 62 Director Since: 2017 Former CFO, The Estée Lauder Companies Inc. Other Public Company Boards: 1 Committee Memberships(2):

Masahiko Uotani(4), 70 Director Nominee CEO & Chairman, Shiseido Other Public Company Boards: 2 Committee Memberships:
(1)Subject to re-election at the Annual Meeting, will become independent Lead Director, effective at the completion of the Annual Meeting. Our current independent Lead Director, Gilles C. Pélisson, is not standing for re-election at the Annual Meeting and will step down as independent Lead Director effective at the completion of the Annual Meeting.
(2)Subject to her re-election at the Annual Meeting, Ms. Travis has been appointed to succeed Ms. Price as chair of the Audit Committee, effective at the completion of the Annual Meeting.
(3)Subject to appointment at the Annual Meeting, Ms. Nason will be appointed to the Compensation, Culture & People Committee and Finance Committee. Ms. Nason is expected to step down from her role at JPMorgan as of February 7, 2025.
(4)Subject to appointment at the Annual Meeting, Mr. Uotani will be appointed to the Finance Committee. Mr. Uotani is expected to step down as CEO of Shiseido as of December 31, 2024, and will retire as a director of Shiseido at the end of March 2025.
All director nominees are in compliance with the Company’s Director Overboarding Policy. See “Proposal 1: Appointment of Directors—Process for Selecting New Outside Directors—Director Overboarding Policy.”
Board Committee

Audit	A	Nominating, Governance & Sustainability	N	Member
Finance	F	Compensation, Culture & People	C	Chair

Accenture 2024 Proxy Statement	12

Proposal 1 - Appointment of Directors
Qualifications and Experience of Director Nominees
In considering each director nominee for the Annual Meeting, the Board and the Nominating, Governance & Sustainability Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating, Governance & Sustainability Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating, Governance & Sustainability Committee also evaluated each director’s contributions to the Board and role in the operation of the Board as a whole, as applicable.
We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of each individual director nominee. This summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills, is set forth in “Proposal 1: Appointment of Directors—Director Nominee Biographies.”

Ardila
Brudermüller
Jope
McKinstry
Nason(1)
Price
Renduchintala
Sarin
Sweet
Travis
Uotani(1)
Total	11	10	11	10	11	11	8
(1)Subject to appointment at the Annual Meeting.
Skills Definitions

Senior Leadership: Served in senior leadership roles at a large organization	Innovation and Technology: Managing technological change and driving technological innovation within an organization

Public Company Board: Serving on the boards of other public companies	Investment: Experience overseeing investment capital decisions, strategic investments and ventures & acquisitions activity

Global: Broad leadership experience with multinational companies or in international markets	Government and Regulatory: Government experience as a member of the government or through extensive interactions with the government, policymakers and government agencies

Finance, Accounting and Risk Management: Significant expertise in corporate finance, financial accounting or enterprise risk management

13	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors
Board Diversity and Tenure
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee also considers geographic, age, gender, sexual orientation, disability, racial and ethnic diversity among the members of the Board. The committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders by delivering a variety of perspectives, observations, and insights which are essential to drive the innovation needed to reinvent. Pursuant to our Corporate Governance Guidelines and Nominating, Governance & Sustainability Committee charter, as part of the search process for a new director, the committee actively seeks out women and underrepresented candidates to include in the pool from which Board nominees are chosen and instructs any search firm engaged for the search to do so. The Board will assess its effectiveness in this regard as part of its annual Board and director evaluation process.
In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. As a director refreshment mechanism, we have a director retirement age of 75. It is expected that any director reaching the age of 75 will complete the term to which he or she was elected and on a case-by-case basis, the Board may determine that a director may serve beyond 75. In furtherance of the Board’s active role in Board succession planning, the Board has appointed (or nominated for appointment) four new directors over the past two years, including new director nominees Jennifer Nason and Masahiko Uotani. Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

Board Diversity		Board Tenure

55%
Racially and Ethnically Diverse(1)
1 Hispanic or Latino
2 Black or African American
3 Asian

5.6 Years Average Tenure 64 Average Age of Director Nominees Age Range: 57-70 4 New Directors Over Past 2 Years

Board Committees Chaired by Women 50% of Committees	Board Committees Chaired by Racially and Ethnically Diverse Directors(1) 75% of Committees
(1)For purposes of this proxy statement, racial and ethnic diversity is based on self-reported EEO-1 categories.

Accenture 2024 Proxy Statement	14

Proposal 1 - Appointment of Directors
Director Nominee Biographies
Set forth below are the biographies of our director nominees up for election at the Annual Meeting.

Jaime Ardila | 69 Independent Director Since: 2013 Committees Audit; Finance (Chair); Nominating, Governance & Sustainability

Background
•General Motors Company (“GM”) (an automobile manufacturer)
–Executive vice president, president of South America region and member of executive committee (2010 – 2016)
–President and managing director of operations in Brazil, Argentina, Uruguay and Paraguay (2007 – 2010)
–Vice president and chief financial officer of Latin America, Africa and Middle East region (2003 – 2007)
–Financial and senior positions, primarily in Latin America, Europe and the United States (1984 – 1996 and 1998 – 2003)
•N.M. Rothschild & Sons Ltd (an investment bank)
–Managing director, Colombian Operations (1996 – 1998)
Education
•Bachelor of Arts degree in Economics, Jorge Tadeo Lozano University, Bogota, Colombia
•Master of Science in Economics, London School of Economics
Specific Expertise
•Senior Leadership experience with significant managerial, operational and global experience as a result of various senior positions with GM, including as executive vice president and president of GM South America.
•Global expertise from a variety of financial and senior positions with GM, primarily in Latin America, as well as in Europe and the United States, and broad knowledge of the Latin American market, and serving on the boards of global companies.
•Finance, Accounting and Risk Management experience as president of GM South America region, chief financial officer of GM’s Latin America, Africa and Middle East region and as a managing director at N.M. Rothschild & Sons Ltd, an investment bank, and through various public company directorships.
•Innovation and Technology experience from managing technological change and driving technology innovation within GM during tenure as a senior executive and through serving as a director and overseeing companies undergoing technological change.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity as a senior executive at GM, experience working at an investment bank and serving as a director of Goldman Sachs BDC, a specialty finance company that invests primarily in middle-market companies.
•Government and Regulatory experience from decades in the highly regulated automobile industry, as well as prior experience working in the Colombian government.
•Public Company Board experience as chairman of the board at Nexa Resources, director of Grupo Energía Bogotá and Goldman Sachs BDC and former director of Ecopetrol.
•Other expertise includes broad experience in manufacturing and sustainability experience gained during tenure as the Chairman of the Board of Trustees of The Nature Conservancy in Colombia.
Other Public Company Directorships
•Grupo Energía Bogotá (2024 – present)
•Nexa Resources S.A. (Chairman) (2019 – present)
•Goldman Sachs BDC, Inc. (2016 – present)
•Ecopetrol S.A. (2016 – 2019)

15	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors

Martin Brudermüller | 63 Independent Director Since: 2024 Committees Audit

Background
•BASF SE (“BASF”) (global chemical company)
–Chief executive officer and chairman of the board of executive directors (2018 – 2024)
–Chief technology officer (2015 – 2021)
–Vice chairman of the board of executive directors (2011 – 2018)
–Variety of other leadership roles, including senior vice president of Strategic Planning, president of the Functional Polymers division and member of board of executive directors for Asia Pacific region, located in Hong Kong (1988 – 2018)
Education
•Master’s degree and doctorate in Chemistry, University of Karlsruhe, Germany
•Post-doctorate, University of California, Berkeley
Specific Expertise
•Senior Leadership experience with significant managerial, operational and global experience from career at BASF, including as chief executive officer.
•Global expertise from leading a global chemical company, with extensive experience in the European and Asian markets.
•Finance, Accounting and Risk Management experience overseeing BASF’s financial performance and risk profile.
•Innovation and Technology experience from managing technological change and driving technology innovation within BASF during tenure as chief executive officer and chief technology officer.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity at BASF.
•Government and Regulatory experience from decades in the highly regulated chemicals industry.
•Public Company Board experience as chairman of the supervisory board of Mercedes-Benz Group.
•Other expertise includes deep knowledge of process industries and manufacturing and experience overseeing BASF’s sustainability initiatives, including those related to net zero technologies, as well as knowledge of European Union sustainability regulations and practices.
Other Public Company Directorships
•Mercedes-Benz Group (2021 – present)

Accenture 2024 Proxy Statement	16

Proposal 1 - Appointment of Directors

Alan Jope | 60 Independent Director Since: 2023 Committees Finance; Nominating, Governance & Sustainability

Background
•Unilever (a multinational consumer products company)
–Chief executive officer and a member of the board of directors (2019 – 2023)
–President of Beauty & Personal Care division (2014 – 2018)
–President of Unilever Russia, Africa & Middle East (2013 – 2014)
–President of Unilever’s business across North Asia from (2011 – 2013)
–Various leadership roles in Europe for 11 years, North America for 14 years and Asia for 13 years, after joining Unilever in 1985
Education
•Bachelor of Commerce degree with honours, Edinburgh University, Scotland
•Graduate, Harvard Business School’s General Management Program
•University of Oxford, Visiting Fellow
Specific Expertise
•Senior Leadership experience with significant managerial, operational and global experience at Unilever, including over four years as its chief executive officer.
•Global expertise as a result of his extensive experiences in the North American, European and Asian markets, including deep knowledge of the global consumer goods industry.
•Finance, Accounting and Risk Management experience from overseeing Unilever’s financial performance and risk profile.
•Innovation and Technology experience gained from driving technology change at Unilever and spearheading its digital transformation to leverage data and increase digital capability in Unilever operations.
•Investment expertise from overseeing Unilever’s decisions relating to investment capital and strategic investments.
•Government and Regulatory experience gained from Unilever’s cross-border and international operations, including manufacturing and shipping products and solutions globally.
•Public Company Board experience from serving on Unilever’s board.
•Other expertise gained from overseeing sustainability initiatives at Unilever.
Other Public Company Directorships
•Unilever (2019 – 2023)

17	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors

Nancy McKinstry | 65 Independent Director Since: 2016 Committees Compensation, Culture & People (Chair); Nominating, Governance & Sustainability

Background
•Wolters Kluwer (a global provider of professional information, software solutions and services)
–Chief executive officer and chairman of the executive board (a board made up of solely management members, which is distinct from the supervisory board) (2003 – present)
–Member of the executive board (2001 – present)
–Also served as chief executive officer of operations in North America and chief executive officer of CCH Legal Information Services (a Wolters Kluwer subsidiary)
Education
•Bachelor of Arts degree in Economics, University of Rhode Island, Kingston
•MBA in Finance and Marketing, Columbia University
Specific Expertise
•Senior Leadership experience in the professional services sector from her long career at Wolters Kluwer, including managerial and operational experience.
•Global expertise as chief executive officer of a global company, with extensive experience in the European markets.
•Finance, Accounting and Risk Management experience overseeing financial performance of Wolters Kluwer, as well as addressing enterprise risk matters at Wolters Kluwer and as a director and member of the audit committee of another public company.
•Innovation and Technology expertise from leading Wolters Kluwer’s digital transformation and her background in the digital, media and technology industries.
•Investment expertise due to overseeing investment capital, strategic investments and merger/acquisition activity at Wolters Kluwer.
•Government and Regulatory experience gained from Wolters Kluwer’s cross-border and international operations, including developing and providing products and solutions globally.
•Public Company Board experience from serving on the boards of large, multinational companies.
•Other expertise from overseeing Wolters Kluwer’s sustainability initiatives and its ESG software offerings in a wide range of industries.
Other Public Company Directorships
•Abbott Laboratories (2011 – present)

Accenture 2024 Proxy Statement	18

Proposal 1 - Appointment of Directors

Jennifer Nason | 64 New Director Nominee Committees Compensation, Culture & People; Finance (subject to appointment at the Annual Meeting)

Background
•JPMorgan Chase & Co. (a global financial services firm)
–Global Chair, Investment Banking (2012 – present, expected to step down on February 7, 2025)
–Managing Director and Global Head, Technology, Media and Telecommunications Investment Banking (2004 – 2012)
–Managing Director and Head, Telecommunications Investment Banking (1998 – 2004)
–Client Coverage, Northeast US (1994 – 1998)
–Mergers and Acquisitions and Project Finance Roles (1987 – 1994)
•Commonwealth of Victoria, Australia
–Project Analyst, Department of Management and Budget (1983 – 1986)
Education
•Bachelor of Arts degree in Economic History and Political Science, University of Melbourne, Australia
•Bachelor of Commerce, Economics (Honors), University of Melbourne, Australia
Specific Expertise
•Senior Leadership experience from leading JPMorgan’s Technology, Media and Telecommunications global client practice for the past 20 years. She serves as the senior executive relationship partner, provides executive sponsorship, and is a strategic resource for day-to-day client coverage teams.
•Global expertise as Global Chair of JPMorgan’s Investment Banking practice, where she is responsible for many of the firm’s key investment banking relationships around the world.
•Finance, Accounting and Risk Management experience overseeing the financial performance and risk profile of several of JPMorgan’s practice areas including natural resources, retail banking, technology, media and telecommunications.
•Innovation and Technology experience from establishing JPMorgan’s first IT Business Development Group, a partnership between Technology Banking and JPMorgan’s IT organization, which shaped JPMorgan’s own technology roadmap and facilitated multiple direct investments in technology companies.
•Investment expertise from a career spanning over 38 years at a global investment bank, where she has focused on corporate finance, capital markets, strategic M&A and debt and equity financing and she shapes the financing strategies of her clients.
•Public Company Board experience from serving on the board of Rio Tinto.
Other Public Company Directorships
•Rio Tinto PLC (2020 – present)

19	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors

Paula A. Price | 63 Independent Director Since: 2014 Committees Audit (Chair); Compensation, Culture & People

Background
•Macy’s, Inc. (an omni-channel retailer of apparel, accessories and other goods)
–Executive vice president and chief financial officer (2018 – 2020)
•Harvard Business School
–Senior lecturer (2014 – 2018)
•Ahold USA (a U.S. grocery retailer)
–Executive vice president and chief financial officer (2009 – 2014)
•CVS Caremark
–Senior vice president, controller and chief accounting officer (2006 – 2009)
Education
•Bachelor of Science degree in Accountancy, DePaul University
•MBA in Finance and Strategy, University of Chicago
Specific Expertise
•Senior Leadership experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries.
•Global expertise from senior management roles at various companies with global operations.
•Finance, Accounting and Risk Management experience as chief financial officer and chief accounting officer of major corporations and as a certified public accountant who began her career at Arthur Andersen & Co.
•Innovation and Technology experience from managing technological change and driving technology innovation at Macy’s and Ahold USA and through serving as a director and overseeing companies undergoing technological change.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity as a former chief financial officer.
•Public Company Board experience as director of Mondelēz International, Warner Bros. Discovery and Bristol Myers Squibb and a former director of numerous other public companies.
Other Public Company Directorships
•Mondelēz International, Inc. (2024 – present)
•Warner Bros. Discovery (2022 – present)
•Bristol Myers Squibb (2020 – present)
•DaVita Inc. (2020 – 2022)
•Western Digital Corporation (2014 – 2019 and 2020 – 2022)

Accenture 2024 Proxy Statement	20

Proposal 1 - Appointment of Directors

Venkata (Murthy) Renduchintala | 59 Independent Director Since: 2018 Committees Audit; Finance

Background
•Intel Corporation (a computer products and technology company)
–Chief engineering officer and president of Technology, Manufacturing and Systems Architecture Group (2015 – 2020)
•Qualcomm Incorporated (a mobile technology company)
–Various senior positions, including executive vice president of Qualcomm Technologies and co-president of Qualcomm CDMA Technologies (2004 – 2015)
•Skyworks Solutions, Inc. (a semiconductor company)
–Vice president and general manager of Cellular Systems division (2000 – 2004)
•Philips Electronics, Inc. (an electronics company)
–Various positions, including vice president of engineering for consumer communications business (prior to 2000)
Education
•Bachelor’s degree in Electrical Engineering, University of Bradford, England
•Master’s degree in Business Administration, University of Bradford, England
•Ph.D. in Digital Communications, University of Bradford, England
Specific Expertise
•Senior Leadership experience from senior positions at Intel and Qualcomm.
•Global expertise through tenure as an executive at Intel and prior positions at global companies such as Qualcomm, Skyworks and Philips Electronics.
•Innovation and Technology experience with deep technology expertise and an important perspective on mobile Internet of Things, among other areas that are of relevance to Accenture, gained from an extensive career in engineering at major technology companies.
•Investment expertise in strategic technology-related investments as chief engineering officer at Intel.
•Government and Regulatory experience during tenure at Qualcomm and Intel as a result of frequent engagement with numerous governments and government agencies across the world on technology-related topics.
•Public Company Board experience as director of First Solar, Inc.
•Other expertise includes an extensive background in delivering at scale across technology, engineering and commercial disciplines.
Other Public Company Directorships
•First Solar, Inc. (2024 – present)

21	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors

Arun Sarin | 70 Independent Incoming Independent Lead Director Director Since: 2015 Committees Compensation, Culture & People; Nominating, Governance & Sustainability (Chair)

Background
•Vodafone Group PLC (a telecommunications company)
–Chief executive officer (2003 – 2008) and director (1999 – 2008)
–Chief executive officer of U.S./Asia Pacific region (1999 – 2000)
•Accel-KKR Telecom (a private equity firm)
–Chief executive officer (2001 – 2003)
•InfoSpace, Inc., (an information technology company)
–Chief executive officer (2000 – 2001)
•AirTouch Communications, Inc. (a wireless telecommunications company)
–President and chief operating officer (1997 – 1999)
•Kohlberg Kravis Roberts & Co., senior advisor (2008 – 2013)
Education
•Bachelor of Science degree, Indian Institute of Technology, Kharagpur, India
•MBA and Master of Science (Engineering) degrees, University of California - Berkeley
Specific Expertise
•Senior Leadership experience with significant managerial experience from his tenure as chief executive officer at Vodafone and other senior executive roles.
•Global expertise as a result of his extensive experiences in the U.S. and Asia-Pacific region and serving on the boards of multinational companies.
•Finance, Accounting and Risk Management experience from serving as chief executive officer of companies and also serving on the risk committee of a public company.
•Innovation and Technology experience based on oversight of technological innovation within Vodafone and other telecommunications and technology companies where he held senior executive roles, and service on the boards of companies that offer technology services and products.
•Investment expertise from overseeing corporate decisions relating to investment capital, strategic investments and merger and acquisition activity as CEO of Vodafone.
•Government and Regulatory experience gained from serving in multiple executive positions in the highly-regulated telecommunications industry.
•Public Company Board experience from service on the boards of several global companies, including as chair of several boards.
•Other experience with ESG and corporate governance matters and due to his public company experience serving as a member and chair of several governance committees.
Other Public Company Directorships
•Ola Electric (2019 – present)
•Cerence, Inc. (Chairman) (2019 – present)
•The Charles Schwab Corporation (2009 – present)
•Trepont Acquisition Corp I (Chairman) (2020 – 2022)
•Cisco Systems, Inc. (1998 – 2003 and 2009 – 2020)
Subject to his re-election at the Annual Meeting, Mr. Sarin has been appointed to succeed Mr. Pélisson as independent Lead Director of the Board, effective at the completion of the Annual Meeting.

Accenture 2024 Proxy Statement	22

Proposal 1 - Appointment of Directors

Julie Sweet | 57 Director Since: 2019

Background
•Accenture plc
–Chief executive officer and a member of the board of directors (since September 2019)
–Chair of board of directors (since September 2021)
–Chief executive officer, North America (2015 – 2019)
–General counsel, secretary and chief compliance officer (2010 – 2015)
•Cravath, Swaine & Moore LLP, Partner (2000 – 2010)
Education
•Bachelor of Arts degree, Claremont McKenna College
•Juris Doctor, Columbia Law School
Specific Expertise
•Senior Leadership experience with a strong leadership track record from her tenure as a member of Accenture’s global management committee and senior leadership team, as well as her roles as chief executive officer of North America, general counsel, secretary and chief compliance officer.
•Global expertise resulting from her role as chief executive officer of the Company, which serves clients in more than 120 countries, with offices and operations in 52 countries, and her external leadership as Trustee of the World Economic Forum.
•Finance, Accounting and Risk Management experience from overseeing Accenture’s financial performance and addressing risk issues at Accenture as chief executive officer and as general counsel.
•Innovation and Technology experience gained from managing Accenture’s position as one of the world’s leaders in helping companies drive technological change, with our strength in technology and leadership in cloud, data and AI.
•Investment expertise from overseeing Accenture’s decisions relating to investment capital, strategic investments and acquisition activity.
•Government and Regulatory experience gained from Accenture’s operations, which are subject to global laws and regulations, as well as her legal background and expertise as Accenture’s general counsel.
•Other expertise including a broad understanding of the Company’s business, operations and growth strategy, as well as in-depth knowledge of sustainability issues relevant to the Company and our clients, experience incorporating sustainability initiatives into the Company’s and our clients’ goals and objectives, and public policy advocacy experience in the areas of innovation, technology’s impact on business and inclusion and diversity.
Other Public Company Directorships
•None

23	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors

Tracey T. Travis | 62 Independent Director Since: 2017 Committees Audit; Finance

Background
•The Estée Lauder Companies Inc. (a global manufacturer and marketer of skin care, makeup, fragrance and hair care products)
–Executive vice president and chief financial officer (2012 – 2024)
•Ralph Lauren Corporation (a fashion company)
–Senior vice president of finance and chief financial officer (2005 – 2012)
•Limited Brands (a specialty retail company)
–Senior vice president of Finance (2002 – 2004)
–Chief financial officer of Intimate Brands Inc. (2001 – 2002)
•American National Can (a can manufacturing company)
–Chief financial officer of the Americas Group (1999 – 2001), where she led both finance and information technology groups
•PepsiCo/Pepsi Bottling Group, various management positions (1989 – 1999)
•General Motors Co., started her career as an engineer and senior financial analyst
Education
•Bachelor of Science degree, Industrial Engineering, University of Pittsburgh
•MBA in Finance and Operations Management, Columbia University
Specific Expertise
•Senior Leadership experience in both finance and operations management in various industries through her experience as the chief financial officer of Estée Lauder and prior positions at other large corporations.
•Global expertise resulting from her chief financial officer roles at international beauty products and fashion companies, and from serving on the boards of multinational corporations.
•Finance, Accounting and Risk Management experience from serving as chief financial officer of Estée Lauder, where she was also responsible for enterprise risk management, and also serving on the audit committees of public companies.
•Innovation and Technology experience based on her oversight responsibilities of information technology at Estée Lauder.
•Investment expertise from overseeing corporate decisions relating to merger and acquisition activities, investment capital and strategic investments as the chief financial officer at several companies.
•Public Company Board experience from service on the board of Meta Platforms.
•Other experience with ESG matters as the former co-lead of ESG efforts at Estée Lauder.
Other Public Company Directorships
•Meta Platforms, Inc. (2020 – present)
Subject to her re-election at the Annual Meeting, Ms. Travis has been appointed to succeed Ms. Price as chair of the Audit Committee, effective at the completion of the Annual Meeting.

Accenture 2024 Proxy Statement	24

Proposal 1 - Appointment of Directors

Masahiko Uotani | 70 New Director Nominee Committees Finance (subject to appointment at the Annual Meeting)

Background
•Shiseido Co., Ltd. (a cosmetics company)
–Chairman and chief executive officer (2023 – present, expected to step down as of December 31, 2024, and retire as a director at the end of March 2025)
–President, director and chief executive officer (2014 – 2023)
•Coca-Cola (Japan) Co., Ltd. (a subsidiary of The Coca-Cola Company)
–Chairman (2006 – 2011)
–President (2001 – 2006)
–Executive vice president and chief marketing officer (1994 – 2001)
•Served in marketing and management roles at Kraft Foods (now Mondelēz International) and Lion Dentifrice Co. (now Lion Corporation) earlier in his career
Education
•Bachelor of Arts degree in English, Doshisha University, Kyoto
•MBA in Marketing, Columbia Business School
Specific Expertise
•Senior Leadership experience from over a decade as chief executive officer of Shiseido and over 17 years as a senior executive at Coca-Cola (Japan).
•Global expertise as chief executive officer of a global company that operates in 120 countries and prior roles at global companies such as Coca-Cola and Kraft Foods (now Mondelēz International).
•Finance, Accounting and Risk Management experience overseeing Shiseido’s financial performance and risk profile.
•Innovation and Technology experience from managing technological change and driving technology innovation within Shiseido.
•Investment expertise from overseeing investment capital decisions, strategic investments and V&A activity at Shiseido.
•Public Company Board experience from serving on the boards of Shiseido and Seiko.
•Government and Regulatory experience gained from Shiseido’s cross-border and international operations, including manufacturing and shipping products globally.
•Other experience includes marketing and brand management expertise through Coca-Cola and Shiseido, as well as an extensive background and deep knowledge of the consumer goods industry and Japanese market.
Other Public Company Directorships
•Seiko Corporation (2024 – present)
•Shiseido Co., Ltd. (2014 – present)

25	Accenture 2024 Proxy Statement

Proposal 1 - Appointment of Directors
Director Characteristics and Succession Planning
Our Board is committed to regular renewal and refreshment and has continuously enhanced the director recruitment and selection process, resulting in a well-qualified and diverse group of director nominees. As part of that process, the Nominating, Governance & Sustainability Committee, which oversees succession planning for the Board and key leadership roles on the Board and its committees, regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee seeks to create a Board that is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise and diversity of perspectives to guide and oversee Accenture’s strategy, operations and management. The committee seeks candidates who, at a minimum, have the following characteristics:

diversity of gender, race, ethnicity, age, disability, sexual orientation, geography, experience, perspectives, skills and tenure;	the time and energy to devote, and the ability to exercise judgment and courage, in fulfilling his or her oversight responsibilities; and

a professional background that would enable the candidate to develop a deep understanding of our business;	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.
In addition, in light of the skills and expertise of the incumbent directors, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy, operations and management.
Process for Selecting New Outside Directors

1
Identifying candidates
To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. In the case of Jennifer Nason and Masahiko Uotani, the Board’s chair and chief executive officer identified them as potential director nominees.

2
Meeting with candidates
Prior to their nominations, Ms. Nason and Mr. Uotani each met separately with the Board’s chair and chief executive officer and members of the Nominating, Governance & Sustainability Committee, who initially considered their candidacies.

3
Verifying Information
In addition, a professional search firm retained by the Nominating, Governance & Sustainability Committee verified information about the prospective candidates. A background check was also completed with respect to each candidate before a final recommendation was made to the Board.

4
Recommending to the Board
After review and discussion, the Nominating, Governance & Sustainability Committee recommended, and the Board approved, Ms. Nason’s nomination and Mr. Uotani’s nomination at the Annual Meeting.

Accenture 2024 Proxy Statement	26

Proposal 1 - Appointment of Directors
Director Overboarding Policy
Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than three public companies, in addition to Accenture’s Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to Accenture’s Board. To help the Board monitor compliance with our overboarding policy, directors who are considering joining other boards are required to advise the chair of the Board and the chair of the Nominating, Governance & Sustainability Committee in advance of accepting any such other board membership. Throughout the year, we also monitor our directors’ time commitments and in considering each director nominee for appointment or reappointment at the Annual Meeting, the Nominating, Governance & Sustainability Committee took into account each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. As part of this review and consideration of our director nominees’ commitments, the committee and the Board also considered that in fiscal 2024, each of our directors attended at least 90% of Board and committee meetings and the significant time committed by each of the committee chairs, Mses. McKinstry and Price, and Messrs. Ardila and Sarin, in planning and preparing for committee meetings. In applying our policy to our director nominees, we have determined that they are all in compliance with Accenture’s policy and none of the director nominees are overboarded. Our Nominating, Governance & Sustainability reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, including with the Nominating, Governance & Sustainability Committee, as appropriate, and discuss such policies during investor engagements.
Process for Shareholders to Recommend Director Nominees
Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating, Governance & Sustainability Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Chair of the Nominating, Governance & Sustainability Committee, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, Attention: General Counsel and Corporate Secretary. As provided for in our Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation, and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2026 annual general meeting).

27	Accenture 2024 Proxy Statement

Corporate Governance
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters and a Code of Business Ethics which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its committees. We believe good governance strengthens the Board and management’s accountability. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to feedback from shareholders, changing regulatory and governance requirements and best practices. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents The following materials are accessible through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles.

Corporate Governance Guidelines	Committee Charters

Code of Business Ethics	Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through our website on a timely basis.

29	Accenture 2024 Proxy Statement

Corporate Governance
Corporate Governance Practices
Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Board Structure and Independence	Independent Board	All of our current directors are independent except for our chair and chief executive officer.

	100% independent Board committees	Each of our four committees consists solely of independent directors. Each standing committee operates under a written charter, which is reviewed annually, that has been approved by the Board.

	Strong independent Lead Director, elected by the independent directors	We have an independent Lead Director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present.

	Commitment to Board refreshment	Our Board takes an active role in Board succession planning, is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. As a refreshment mechanism, we have a retirement age of 75. The current average tenure of our 11 director nominees is 5.6 years.

	Director selection process	Our Board has a rigorous director selection process resulting in a diverse and international Board in terms of gender, race, ethnicity, experience, perspectives, skills and tenure.

Board Oversight	Board oversight of ESG
The Board has delegated ESG oversight responsibility to committees of the Board based on the expertise of those committees. The Nominating, Governance & Sustainability Committee oversees the Company’s overall ESG performance, disclosure, strategies, goals and objectives and monitors evolving ESG risks and opportunities. The Compensation, Culture & People Committee oversees the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession and culture and monitors related risks. The Audit Committee oversees our approach to the quality of ESG-related data and controls.

Board oversight of strategy and risk
Our Board provides active oversight of our strategy and enterprise risk management program (including cybersecurity, responsible AI and data privacy risks). The Audit Committee’s oversight responsibility includes information technology risk exposures, including cybersecurity, data privacy and data security. In addition, the Board formalized the Audit Committee’s oversight of risk exposures relating to AI.

Shareholder Rights	Annual election of directors	All of our directors are elected annually.

	Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

	No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

	Proxy access right	Eligible shareholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Accenture 2024 Proxy Statement	30

Corporate Governance

Other Strong Corporate Governance Practices	Annual Board, committee and individual director evaluations and self-assessments	The Nominating, Governance & Sustainability Committee conducts a confidential survey of the Board and its committees each year. The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

	Board diversity policy	As part of the search process for new director candidates, the Nominating, Governance & Sustainability Committee actively seeks out women and underrepresented candidates to include in the pool from which Board nominees are chosen (and instructs any search firm engaged for the search to do so).

	Director overboarding policy	Our directors may not serve on the boards of more than three public companies, in addition to our Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board.

	Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives, and directors have participated when requested by major shareholders.

	Code of Business Ethics	Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. The contents of our Code of Business Ethics are organized by six fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

	Insider trading policy	We have an insider trading policy, which governs the purchase, sale, and other dispositions of our securities by directors, officers and employees, and Accenture itself, and is designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards.

Clawback policies
We maintain two clawback policies applicable to our current and former executive officers. Our Mandatory Clawback Policy complies with the requirements imposed pursuant to Exchange Act Rule 10D-1 and provides for clawback of excess incentive-based compensation in the event of a financial restatement. Our Senior Leadership Clawback policy applies to a broader group of individuals, including our current and former executive officers and other senior leaders, and provides for the recoupment of time- and performance-based cash and equity incentive compensation under specified circumstances as further described under “Executive Compensation—Compensation Discussion and Analysis—Additional Information.”

	Director and executive officer equity ownership requirements	Each named executive officer is required to hold Accenture equity with a value equal to at least six times his or her base compensation by the fifth anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to three times the value of the annual director equity grants within three years of joining the Board.

	Prohibition on hedging or pledging of company stock	Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our chair and chief executive officer, executive officers, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

31	Accenture 2024 Proxy Statement

Corporate Governance
Leadership Structure

Chair and Chief Executive Officer Julie Sweet	Committee Chairs
	Paula A. Price(2)	Nancy McKinstry	Jaime Ardila	Arun Sarin(3)
Independent Lead Director Gilles C. Pélisson(1)	(Audit)	(Compensation, Culture & People)	(Finance)	(Nominating, Governance & Sustainability)

All committee members are independent.
(1)Not standing for re-election at the Annual Meeting.
(2)Subject to her re-election at the Annual Meeting, Ms. Travis has been appointed to succeed Ms. Price as chair of the Audit Committee, effective at the completion of the Annual Meeting.
(3)Subject to his re-election at the Annual Meeting, Mr. Sarin has been appointed to succeed Mr. Pélisson as independent Lead Director, effective at the completion of the Annual Meeting.
We believe strong independent leadership is essential for the Board to effectively perform its functions and to help ensure independent oversight of management. Our Corporate Governance Guidelines provide the Board with the flexibility to choose the appropriate Board leadership structure for the Company based on what it believes is best for Accenture and its shareholders at a given point in time. Our Corporate Governance Guidelines also provide that if the same person holds the chair and chief executive officer roles, or if the chair is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.
Currently, our Board leadership structure consists of an independent Lead Director, a chair (who is also our chief executive officer) and strong independent committee chairs. The Board believes our structure provides independent Board leadership with the benefit of our chief executive officer serving as the chair at our regular board meetings. The Board regularly reviews its leadership structure and has determined that this structure is in the best interests of the Company and its shareholders at this time. Among other factors, the Board considered and evaluated: Ms. Sweet’s knowledge of Accenture and its industry, which has been built up over 14 years of experience with the Company; the strength of Ms. Sweet’s vision for the Company and the quality of her leadership; the importance of consistent, unified leadership to execute and oversee the Company’s strategy; the strong and highly independent composition of the Board; and the meaningful responsibilities of the independent Lead Director. In addition, the Board believes this leadership structure also enhances its oversight of material risks because the chair and chief executive officer is uniquely positioned to identify and inform the Board of emerging risks while the independent Lead Director and committee chairs, as well as the other independent directors, provide independent oversight of the Company’s risk management programs.
Gilles Pélisson has served as our independent Lead Director since January 2020 and has been a director since 2012. In accordance with our Corporate Governance Guidelines, the independent directors designated Arun Sarin to succeed Mr. Pélisson as independent Lead Director, effective at the completion of the Annual Meeting (subject to his re-election at the Annual Meeting). The independent directors believe that Mr. Sarin is well suited to serve as independent Lead Director given his significant global, managerial and financial experience, a strong background in innovation and technology, as well as his experience in corporate governance from serving as the chair of our Nominating, Governance & Sustainability Committee and a member and chair of several public company boards. As a result of his broad-based and relevant background, as well as his deep knowledge of Accenture’s business, Mr. Sarin is well-positioned as independent Lead Director to provide constructive, independent and informed

Accenture 2024 Proxy Statement	32

Corporate Governance
guidance and oversight to management. The Board believes that the presence of our independent Lead Director who, as described below, has meaningful oversight responsibilities, together with a combined chair and chief executive officer, provides the Company with the optimal leadership to drive the Company forward at this time.
We continue to believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times, and will continue to evaluate whether to split or combine the chair and chief executive officer roles to help ensure our leadership structure continues to be in the best interests of the Company and our shareholders.
Independent Lead Director
The independent Lead Director helps to ensure there is an appropriate balance between management and the independent directors and to keep the independent directors fully informed and able to discuss and debate the issues that they deem important.
The responsibilities of the independent Lead Director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

•Agendas
Provides input on issues for Board consideration, helps set and approve the Board agenda, ensures that adequate information is provided to the Board, helps ensure that there is sufficient time for discussion of all agenda items and approves schedules for Board meetings.
•Board Meetings
Presides at all meetings of the Board at which the chair is not present.
•Executive sessions
Has authority to call meetings of independent directors and presides at all executive sessions of the independent directors.

•Communicating with directors
Acts as a liaison between the independent directors and the chair and chief executive officer.
•Communicating with shareholders
If requested by major shareholders, is available for consultation and direct communication. Serves as a liaison between the Board and shareholders on investor matters.
•Board evaluation process
Reviews annual anonymous surveys and conducts in-person self-assessment interviews with each Board member, together with the chair of the Nominating, Governance & Sustainability Committee, in order to gain valuable insights on how to strengthen the performance of the Board, its committees and individual directors.

In addition to the above responsibilities, our independent Lead Director also has regular meetings with the chairs of the Board committees as well as our chair and chief executive officer, to discuss critical matters and other ongoing topics, including acquisitions and management decisions.
In assessing who would succeed Gilles C. Pélisson as the independent Lead Director, the Nominating, Governance & Sustainability Committee considered the responsibilities of the independent Lead Director (as summarized above) as well as the core skills needed to fulfill this role, including, among others, each independent director’s ability to lead their fellow independent directors, communication skills, personal effectiveness and sufficient experience and tenure at Accenture, including experience in corporate governance. Mr. Pélisson met with each of the independent directors to discuss the criteria, process and potential candidates, and, following these discussions, the independent directors determined to designate Mr. Sarin as the independent Lead Director to succeed Mr. Pélisson upon the completion of the Annual Meeting.

33	Accenture 2024 Proxy Statement

Corporate Governance
Director Independence
The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). In accordance with the applicable NYSE rules and our Corporate Governance Guidelines, the Board performs an annual review of the independence of all directors and nominees. To be considered independent, a director must not have any direct or indirect material relationship with Accenture, as determined affirmatively by the Board. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulations and NYSE listing standards.
In making its independence recommendations, the Nominating, Governance & Sustainability Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between Accenture and its subsidiaries on the one hand, and the directors and the entities with which certain directors or members of their immediate families are, or have been, affiliated (including those identified through our annual director questionnaires) on the other. Furthermore, the committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.
Based on its analysis, the Nominating, Governance & Sustainability Committee recommended, and the Board determined that each of the following directors and director nominees are independent under all applicable standards, including, with respect to members of the Audit and Compensation, Culture & People Committees, those applicable to such committee service: Jaime Ardila, Martin Brudermüller, Alan Jope, Nancy McKinstry, Beth E. Mooney, Jennifer Nason, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala, Arun Sarin and Tracey T. Travis. The Board concurred in these recommendations. The Board expects that it will determine that Mr. Uotani is independent upon stepping down as Chief Executive Officer of Shiseido Co. Ltd. in December 2024. In reaching its determinations, the committee and the Board considered that during fiscal 2024, Martin Brudermüller, Nancy McKinstry, Jennifer Nason, Gilles C. Pélisson and Tracey T. Travis were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.
Board Oversight
Oversight of Strategy
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy retreat during which members of the Accenture Leadership team present the Company’s overall corporate strategy and seek input from the Board. “Accenture Leadership” is comprised of members of our global management committee, senior managing directors and managing directors. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company. From time to time, we have held deep-dive “director immersion” sessions or workshops to further increase directors’ understanding on issues affecting Accenture.
Oversight of Risk
The full Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Our ERM program and disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as to analyze potential risks for disclosure. The risks described in this section include those formally monitored at a Board or committee level as part of the ERM program, which includes the annual risk assessment process, program scope, status of priority and emerging risks and risk profile, among other things, or pursuant to committee charters. These risks do not represent a complete list of all enterprise risks that are considered and addressed from time to time by the Board and its committees. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the Securities & Exchange Commission (the “SEC”).

Accenture 2024 Proxy Statement	34

Corporate Governance

Board Oversight of Risk

•Receives an annual review of the Company’s ERM program, which includes:
–the annual risk assessment process, status of priority and emerging risks and associated mitigation activities
–the Company’s approach to talent management, IT security and data protection, economic and geopolitical risks, contract delivery and business resilience, among other things, with specific discussions during fiscal 2024 relating to generative and responsible AI

•Receives interim updates as appropriate
•Reviews reports from external advisors such as outside counsel and industry experts to further understand priority risk areas
•Delegates specific risk oversight responsibility to committees based on expertise, as described below, and receives quarterly reports from the Board committee chairs, which include, when appropriate, updates with respect to risks overseen by the respective committees

Committee Oversight of Risk

Audit Committee
•Reviews our guidelines and policies with respect to risk assessment and management
•Reviews major financial, contract and information technology risk exposures, including cybersecurity, AI, data privacy and data security, along with the monitoring and mitigation of these exposures
•Receives quarterly updates on the ERM program and, in addition, reviews enterprise risks and risk management topics, as needed
•Discusses with the chairs of the other committees the risk assessment process for the risks overseen by those committees, on at least an annual basis

Compensation, Culture & People Committee
•Reviews and discusses with management their assessment of people and culture-related risks, including whether any risks arising from the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company
Finance Committee
•Reviews and discusses with management financial-related risks, including interest rate, foreign exchange, counterparty and liquidity-related risks, major acquisitions and insurance exposure
Nominating, Governance & Sustainability Committee
•Evaluates the overall effectiveness of the Board and its committees
•Monitors evolving ESG risks, including sustainability plans and targets, shareholder expectations regarding ESG matters and ESG-related disclosures

Enterprise Risk Management Program

ERM Program
•An annual and ongoing process designed to identify, assess and manage the Company’s risk exposures over multiple time horizons
•The general counsel, who reports to our chair and chief executive officer, oversees the Company’s ERM program
•Priority risk areas are assigned to one or more members of our global management committee to manage
•While the formal ERM assessment is conducted annually, the process provides the flexibility to make changes to the identified risks as needed and leaders engage with the ERM management team to escalate risks as appropriate
ERM Process
•Members of Accenture Leadership representing all markets and services are surveyed each year to provide insight into changing risk levels
•Based in part on the survey results and on other internal and external inputs, the Company:
–identifies its material operational, strategic and financial risks
–ensures clear accountability of senior leaders, who are responsible to monitor, manage and mitigate
–utilizes internal and external thought leadership to benchmark risk priorities on an annual basis
–evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies

35	Accenture 2024 Proxy Statement

Corporate Governance
Cybersecurity and Data Privacy Risks
As part of the Board’s role in overseeing the Company’s ERM program, the Board devotes time and attention to cybersecurity and data privacy-related risks, with the Audit Committee responsible for overseeing information technology risk exposures, including cybersecurity, data privacy and data security. The Audit Committee receives reports on cybersecurity and data privacy matters and related risk exposures from management, including our chief information security officer, at least twice a year and more frequently as applicable. In addition, the Audit Committee’s quarterly enterprise risk management updates include developments regarding IT security and data protection. Recent topics included evolving generative AI threats, social engineering resistance and deepfake readiness. The Audit Committee regularly updates the Board on such matters and the Board also periodically receives reports from management directly. We have protocols by which cybersecurity incidents that meet established reporting thresholds are escalated within the company and, where appropriate, reported promptly to the Board.
All Accenture people complete annual core information security and data privacy training, delivered in multiple courses throughout the year, to stay up-to-date on security practices and threats. In addition, our people in internal- and client-data-sensitive roles complete specialized, targeted security training to increase knowledge about role-specific threats, concepts and practices. These interactive learning programs are focused on strengthening foundational knowledge and responding to emerging threats. We regularly measure our security posture and resilience through risk assessments, penetration testing and external validation conducted by third-party assessors and auditors. We also utilize systems and processes designed to oversee, identify, and reduce the potential impact of cybersecurity incidents at third-party vendors, service providers or clients. Reflective of our commitment to cybersecurity and data privacy, we have received global certifications for Information Security (ISO 27001:2013) and Data Privacy (ISO 27701:2019).

Get to know deepfakes before they know you
Scan to learn more

As part of Accenture’s ongoing commitment to raising deepfake awareness and bolstering security trainings, we have developed a deepfake training program available to our clients as well as the public. We have also rolled this out internally to Accenture employees as a mandatory five-minute training video. The video is embedded into a web-based resource kit that provides further interactive and educational materials on the dangers and prevalence of deepfakes, which can be found at https://firstai-idkit.com/

Responsible AI
In fiscal 2024, the Board formalized the Audit Committee’s pre-existing oversight of risk exposures relating to AI. As part of this oversight, the committee receives reports on AI-related matters, including our Responsible AI Compliance program, and related risk exposures from management, at least annually and more frequently as applicable. The Audit Committee regularly updates the Board on these matters and the Board also periodically receives reports from management directly. In addition, we reinforced our commitment to responsible AI by appointing our first Chief Responsible AI Officer.
We have developed a Responsible AI Compliance program, which rests on a set of principles that we apply to our internal AI systems and the work we do with clients, partners and suppliers. Our program is grounded in our Code of Business Ethics and core values, has CEO sponsorship and has been scaled to our people worldwide. As the development, adoption, and use of AI technologies is still in the early stages, we are continuously working to evolve and improve our Responsible AI Compliance Program, which includes:
•AI governance and principles: leadership awareness, a formal governance structure, principles, policy and standards, and an internal multi-disciplinary program team.
•AI risk assessments: a preliminary risk assessment and regulatory/enforcement review with ongoing follow up assessments and regular screening and assessment processes.

Accenture 2024 Proxy Statement	36

Corporate Governance
•Systemic enablement for responsible AI testing: standards for purchasing AI, controls in technology/processes/systems, and testing tools and persona-based training.
•Ongoing monitoring and compliance: quality assurance programs, monitoring capabilities for compliance program effectiveness, and post-deployment use case compliance.
We also enabled our employees with responsible AI training, including it as a component within our required ethics and compliance training for all employees and then providing more in-depth, targeted training for those employees most directly involved with AI. We are also helping clients implement their own responsible AI compliance programs.
Oversight of ESG
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent. To drive change for our clients, and for our business, we work across a spectrum of environmental, social and governance (ESG) priorities—and help our stakeholders do the same—contributing to the creation of a more sustainable world for all.

Board of Directors and Management

At Accenture, responsibility for ESG matters starts at the top, with our Board actively overseeing our ESG strategies and progress in meeting our ESG-related commitments, and cascades throughout the business.

Nominating, Governance & Sustainability Committee
•The Nominating, Governance & Sustainability Committee is responsible for overseeing our overall ESG performance, disclosure, strategies, goals and objectives and monitoring evolving ESG risks.
•In carrying out its responsibilities, the Nominating, Governance & Sustainability Committee receives periodic reports throughout the year from management on key ESG matters, including the sustainability services we provide to clients, our actions around being a responsible company and citizen, our progress in meeting our ESG-related commitments and our integrated reporting, which demonstrates our commitment to transparency and accountability of our goals and progress.
Compensation, Culture & People Committee
•The Compensation, Culture & People Committee is responsible for overseeing our strategies related to our people, including matters such as pay equity, inclusion and diversity, leadership succession, culture and employee conduct investigations.
Audit Committee
•The Audit Committee oversees our approach to the quality of ESG-related data and controls.

Global Management Committee
•Our global management committee sponsors our responsible company strategies. These senior leaders, spanning multiple geographic markets, industries, services and corporate functions, engage on these topics and are responsible for implementing strategies, goals and policies.
•Together, they make strategic recommendations and decisions on our ESG initiatives, including sponsorship of our non-financial goals.
ESG Executive Committee
•Our ESG executive committee, made up of a subset of the global management committee, is accountable for approving strategic global decisions aligned with Accenture’s corporate sustainability commitments.
•Our ESG executive committee and steering committee (which is comprised of leaders across the Company) meet regularly to monitor our sustainability performance, identify improvement areas and elevate matters to the Board as appropriate through the global management committee.

For more information about our ESG initiatives and progress in meeting our ESG-related commitments, please see “Our People, Environment and Communities.”

37	Accenture 2024 Proxy Statement

Corporate Governance
Oversight of People and Culture
Accenture is a talent- and innovation-led organization, with a culture of shared success, which is defined as success for our clients, people, shareholders, partners and communities. This culture is built upon four tangible building blocks—our beliefs, our behaviors, the way we develop and reward our people and the way we do business. Our Board plays an integral role in the oversight of our people and our culture at Accenture, with the Compensation, Culture & People Committee responsible for overseeing the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession, culture and monitoring related risks. Throughout the year, the Board and the committee receive reports from management on Accenture’s culture, talent development, retention and recruiting initiatives, inclusion and diversity strategy, pay equity, leadership and succession planning and employee conduct investigations. The committee also receives updates on employee surveys. Moreover, our performance-based compensation program, which is reviewed and approved by the committee, incorporates performance objectives, including goals related to hiring, retaining and promoting people who have different skills, backgrounds, perspectives and lived experiences, as well as goals relating to professional development and retention. For additional information relating to such performance objectives, please see “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.”
Management Succession Planning
Succession planning is at the heart of the Company’s talent strategy. The Company seeks to identify candidates for succession with the experience and skills needed to serve our clients and to develop the strategy and manage the operations of the Company, and who also exemplify the Company’s leadership essentials, which are further described in “Our People, Environment and Communities.” The Company conducts assessments to identify those with high potential for senior leadership positions, allowing us to assess leader skills, aspirations and readiness, enable the Company to plan for future role rotations and identify any talent gaps. The Company’s global management committee engages in discussions focused on succession plans with an emphasis on boundaryless and borderless opportunities. Ongoing conversations are conducted to understand the aspirations of high-potential leaders and their development focused on learning, experience and exposure. The Board also has meaningful opportunities to regularly engage with strong candidates for succession.
As described in the Company’s Corporate Governance Guidelines, the chair and chief executive officer reports annually to the Board regarding succession planning of the executive committee. The chair and chief executive officer and the chief leadership and human resources officer meet with the Compensation, Culture & People Committee and the Board regularly to discuss these succession plans and any recommendations they may have regarding the Company’s next generation of leaders. As set forth in their respective charters, the Compensation, Culture & People Committee oversees the Company’s general strategies related to leadership succession for the executive committee, and the Nominating, Governance & Sustainability Committee works to ensure that an effective chief executive officer succession plan is in place and, in the event of a vacancy, recommends to the Board a successor.

Accenture 2024 Proxy Statement	38

Corporate Governance
Board Operations
During fiscal 2024, the Board met five times. In addition, per our committee charters, all of our Board members are ordinarily invited to and frequently attend the meetings of our four standing committees, except for a few specific sessions reserved to committee members only. Board members may only vote at meetings of the committees on which they serve. The Board expects that its members will prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

During fiscal 2024, all of our incumbent directors attended at least 90% of the meetings of the Board and the committees on which they served (during the periods when they served).

Executive Sessions
The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management to discuss various matters related to the oversight of the Company, including the Board’s leadership structure and the chair and chief executive officer’s performance. Accordingly, our independent directors meet separately in executive session at each regularly scheduled Board meeting. Our independent directors held four executive sessions during fiscal 2024, all of which were led by the independent Lead Director.
Director Attendance at Annual Meetings
All ten of the Board members standing for re-appointment at our 2024 annual general meeting of shareholders attended the 2024 meeting. As set forth in our Corporate Governance Guidelines, the Board expects that its members will attend the annual general meeting of shareholders.
Director Orientation and Continuing Education

Director Orientation	Continuing Education	On-site Visits
Accenture’s orientation program for new directors includes a broad range of topics with different leaders throughout the Company over the course of several weeks. Such topics include the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, talent strategy, brand and communications, key industry and competitive factors, the legal, compliance and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities.

Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. During the year, management also presents on topics that are timely and impactful to Accenture, and specific deep-dive sessions and workshops may be held with the committees or full Board to further increase directors’ understanding of issues affecting Accenture. In addition to internal sessions, directors are also encouraged to seek external director education opportunities, for which Accenture will pay.

On occasion, individual directors or the full Board may visit various Accenture or client facilities or participate in demos in connection with Board meetings or deep-dive sessions with management. For example, we have held deep dive “director immersion” sessions or workshops in such topic areas as AI and V&A.

39	Accenture 2024 Proxy Statement

Corporate Governance
Committees of the Board
The Board currently has four standing committees: Audit; Compensation, Culture & People; Finance; and Nominating, Governance & Sustainability. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each committee consists entirely of independent, non-employee directors. The table below lists the membership of each committee as of the date of this proxy statement and the number of meetings held in fiscal 2024.

	Committees
Board Member	Audit	Compensation, Culture & People(6)	Finance(7)	Nominating, Governance & Sustainability
Jaime Ardila(1)
Martin Brudermüller
Alan Jope(2)
Nancy McKinstry
Beth E. Mooney(3)
Gilles C. Pélisson(4)
Paula A. Price(1)(5)
Venkata (Murthy) Renduchintala
Arun Sarin(4)
Tracey T. Travis(1)(5)
Number of Meetings in Fiscal 2024	9	6	4	5

Member	Chair
(1)Audit Committee Financial Expert as defined under SEC rules.
(2)Joined the Finance Committee in October 2024.
(3)Not standing for re-election at the Annual Meeting and will step down as a director, effective at the completion of the Annual Meeting.
(4)Mr. Pélisson is the current independent Lead Director of the Board. Mr. Pélisson is not standing for re-election at the Annual Meeting and will step down as independent Lead Director, effective at the completion of the Annual Meeting. Subject to re-election at the Annual Meeting, Mr. Sarin will become independent Lead Director of the Board, effective at the completion of the Annual Meeting.
(5)Subject to her re-election at the Annual Meeting, Ms. Travis has been appointed to succeed Ms. Price as chair of the Audit Committee, effective at the completion of the Annual Meeting.
(6)Subject to appointment at the Annual Meeting, Ms. Nason will be appointed to the Compensation, Culture & People Committee.
(7)Subject to appointment at the Annual Meeting, Ms. Nason and Mr. Uotani will be appointed to the Finance Committee.

Accenture 2024 Proxy Statement	40

Corporate Governance
Audit Committee

Members All Independent

Paula A. Price (Chair)(1)	Jaime Ardila	Martin Brudermüller	Venkata (Murthy) Renduchintala	Tracey T. Travis(1)

Oversees the Company’s accounting, financial reporting processes, audits of financial statements and internal controls, ERM program and information technology risk exposures.
The Audit Committee’s primary responsibilities include oversight of the following:
•the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditors; and
•the Company’s ERM program and information technology risk exposures, including cybersecurity, AI, data privacy and data security and related risks.
The committee also oversees our approach to the quality of ESG-related data and controls. In addition, the Board formalized the Audit Committee’s oversight of risk exposures relating to AI.
The Board has determined that each member of the committee meets the financial literacy, independence and accounting or auditing requirements of the SEC, the Companies Act of 2014 and the NYSE, as applicable to audit committee members, and that each of Jaime Ardila, Paula A. Price and Tracey T. Travis also qualifies as an “audit committee financial expert” for purposes of SEC rules.
No member of the committee may serve on the audit committee of more than three public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the committee and discloses such determination in accordance with NYSE requirements. Paula A. Price currently serves on the audit committee of four public companies and the Board has independently determined (with Ms. Price recusing herself from the decision) that such simultaneous service does not impair the ability of Ms. Price to effectively serve on the Company’s Audit Committee. In making this determination, the Board considered Ms. Price’s 100% Audit Committee and Board attendance record during fiscal 2024, her valued contributions as chair of the committee and her professional background and experience as a certified public accountant and the former chief financial officer of Macy’s, Inc.

(1)Subject to her re-election at the Annual Meeting, Ms. Travis has been appointed to succeed Ms. Price as chair of the Audit Committee, effective at the completion of the Annual Meeting.

41	Accenture 2024 Proxy Statement

Corporate Governance
Finance Committee(1)

Members All Independent

Jaime Ardila (Chair)	Alan Jope(2)	Beth E. Mooney(3)	Tracey T. Travis	Venkata (Murthy) Renduchintala

Oversees the Company’s capital and treasury activities.
The Finance Committee’s primary responsibilities include oversight of the Company’s:
•capital structure and corporate finance strategy and activities;
•dividends, share redemption and purchase activities;
•treasury function, investment management and financial risk management;
•major acquisitions, dispositions, joint ventures or similar transactions; and
•insurance plans.

(1)Subject to appointment at the Annual Meeting, Jennifer Nason and Masahiko Uotani will be appointed to the Finance Committee.
(2)Joined the Finance Committee in October 2024.
(3)Not standing for re-election at the Annual Meeting.
Nominating, Governance & Sustainability Committee

Members All Independent

Arun Sarin (Chair)	Jaime Ardila	Alan Jope	Nancy McKinstry	Gilles C. Pélisson(1)

Oversees the Company’s corporate governance practices and processes, and ESG matters.
The Nominating, Governance & Sustainability Committee’s primary responsibilities include oversight of the following:
•assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;
•making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;
•overseeing the Company’s chief executive officer succession process;
•together with the Compensation, Culture & People Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•developing and recommending to the Board a set of corporate governance principles, including independence standards;
•overseeing ESG performance, disclosure, strategies, goals and objectives and monitoring evolving ESG risks and opportunities;
•overseeing political, lobbying and other grassroots advocacy activities and the Company’s policies and practices regarding such activities; and
•taking a leadership role in shaping the corporate governance of the Company.

(1)Not standing for re-election at the Annual Meeting.

Accenture 2024 Proxy Statement	42

Corporate Governance
Compensation, Culture & People Committee(1)

Members All Independent

Nancy McKinstry (Chair)	Beth E. Mooney(2)	Paula A. Price	Arun Sarin

Oversees the Company’s global compensation philosophy, policies and programs as well as the Company’s strategies related to the Company’s people and culture.
The Compensation, Culture & People Committee’s primary responsibilities include oversight of the following:
•together with the Nominating, Governance & Sustainability Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•setting the compensation of the chair and chief executive officer, the executive officers and the members of our global management committee who also serve on the executive committee (the “executive committee”);
•overseeing the Company’s equity-based plans;
•reviewing and making recommendations to the full Board regarding Board compensation; and
•overseeing the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession and culture, and monitoring related risks.
The Board has determined that each member of the committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

(1)Subject to appointment at the Annual Meeting, Jennifer Nason will be appointed to the Compensation, Culture & People Committee.
(2)Not standing for re-election at the Annual Meeting.

43	Accenture 2024 Proxy Statement

Corporate Governance
Board Evaluations
Consistent with its duties and responsibilities, the Nominating, Governance & Sustainability Committee conducts an annual confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees. Directors also share perspectives, feedback and suggestions year-round, which the committee takes into account when evaluating the operation and performance of the Board and its committees. In order to provide that the evaluation remains relevant and effective, the committee reviews the Board and committee assessment process annually in the spring, prior to the evaluation process, which currently takes place in early summer each year.

Confidential Evaluations	Interviews	Board Summary	Feedback Incorporated

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the independent Lead Director.

The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Summaries of the evaluations are provided to the Board, committee chairs and management members, as applicable. Each committee reviews its evaluation results separately, while the Nominating, Governance & Sustainability Committee reviews all committee and Board results. During executive session, the Board discusses its results as well as feedback received from interviews.
Policies and practices are updated as appropriate as a result of director feedback. In addition, director feedback is considered when determining future board meeting agenda items and director training sessions.
Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved by the Board or by the Nominating, Governance & Sustainability Committee, or ratified if advance review and approval is not reasonably feasible. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.
The Nominating, Governance & Sustainability Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the committee or the Board will consider all relevant facts and circumstances, including, among others:
•the nature of the related person’s interest in the transaction and the material terms of the transaction, including the importance of the transaction both to the related person and to Accenture;
•whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and
•whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

Accenture 2024 Proxy Statement	44

Corporate Governance
Certain Related Person Transactions
Avnish Sharma, the brother of Manish Sharma, Accenture’s chief executive officer—the Americas, is employed by Accenture as a managing director. During fiscal 2024, he earned approximately $311,000 in total compensation.
Timothy McClure, the brother of KC McClure, Accenture’s former chief financial officer, is employed by Accenture as a cloud advisory senior manager. During fiscal 2024, he earned approximately $222,000 in total compensation.
Vikram Renduchintala, the son of Venkata (Murthy) Renduchintala, a member of our Board, joined Accenture in April 2024 as a technology development specialist at an annual base salary of $155,000 plus bonus opportunity.
The compensation for Messrs. Sharma, McClure and Renduchintala is commensurate with their peers’ compensation and established in accordance with the Company’s compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. Messrs. Sharma, McClure and Renduchintala participate in employee benefit plans and programs generally made available to employees of similar responsibility levels.
Political Contributions and Lobbying
The Company has a long-standing global policy against making contributions to political parties, political committees or candidates using Company resources (including monetary and in-kind services), even where permitted by law.
In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal and state political contributions on a bipartisan basis to political parties, political committees and candidates. The PAC is governed by a board of directors, responsible for providing governance and oversight over the strategy, operations, management and contributions. Any contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture leaders in the United States. The Company does not penalize in any way Accenture leaders who do not contribute to the PAC. Accenture does not maintain any PACs outside of the United States.
In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Nominating, Governance & Sustainability Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/about/governance/political-contributions-policy.

45	Accenture 2024 Proxy Statement

Corporate Governance
Shareholder Engagement
We maintain an ongoing dialogue with our shareholders around our strategy, market positioning and financial performance and we conduct a consistent, proactive outreach effort with the governance teams of our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input and feedback, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through these engagements, we leverage the discussions to cover topics of interest to our shareholders. In addition, from time to time, we have hosted Investor & Analyst Days and investor road shows, which are opportunities for our investors to hear directly from our chair and chief executive officer, chief financial officer and other senior leaders.
As reflected in our Corporate Governance Guidelines, our independent Lead Director is available for consultation, at their request. The chairs of the Nominating, Governance & Sustainability and Compensation, Culture & People committees have also met with investors as requested and appropriate. The feedback received from our shareholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps inform our decisions and our strategy, when appropriate.

2024 Engagement with Shareholder Governance Teams
2024 Engagement Topics
•Attracting and retaining our people
•AI / Responsible AI
•Our environmental goals
•Our sustainability services
•Our commitment to diversity
•A variety of governance topics, including executive compensation

We reached out to the governance teams of our shareholders, including our top 50. The discussions occurred from July through November.	We engaged with holders of approximately 35% of our shares outstanding, including 75% of our top 20 holders

Winter Annual Shareholders’ Meeting We distribute the Annual Report and Proxy Statement to shareholders and hold our annual meeting. We reach out to shareholders to discuss items up for vote as needed.	Spring After Annual Shareholders’ Meeting We review our annual meeting results, proxy season developments and voting trends with the Nominating, Governance & Sustainability Committee.
Summer/Fall
Shareholder Engagement and Evaluation of Practices
We conduct our most extensive shareholder outreach. Topics are determined in part based on shareholder interests and trending governance issues.
Feedback from shareholder discussions helps to shape the Board’s view on governance practices and required enhancements, as appropriate.

Ongoing dialogue with shareholders year-round regarding growth strategy, market positioning and financial performance.

Accenture 2024 Proxy Statement	46

Corporate Governance
Communicating with the Board
The Board welcomes questions and comments. Any interested parties, including shareholders, may submit their communication to our General Counsel and Corporate Secretary, who will determine when communications and concerns will be forwarded to the Board, our independent directors as a group or our independent Lead Director. Communications received in writing are forwarded to the Board, committee or any individual director or directors to whom the communication is directed, unless the communication does not reasonably relate to the Company or its business, or is similarly inappropriate.
Address correspondence to: Attention: General Counsel and Corporate Secretary, Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Ethics Concerns or Complaints? If our employees experience, see or become aware of any inappropriate behavior, including any form of disrespect, harassment, racism, discrimination, retaliation or any concerns about unethical or illegal behavior, we want them to speak up. We understand that it is not always easy or comfortable to raise concerns. We provide multiple reporting channels in order to facilitate the reporting of a concern. We encourage our employees to reach out to their people leads, anyone in Human Resources/Legal or an Accenture leader or to contact our Accenture Business Ethics Helpline. Our employees can also raise concerns confidentially and/or in an anonymous manner, and we ensure that all our people know that at Accenture, we have zero tolerance for retaliation.
Instructions for the Accenture Business Ethics Helpline are available on the website at the address below.
Website: https://businessethicsline.com/accenture

47	Accenture 2024 Proxy Statement

Corporate Governance
Director Compensation
The Compensation, Culture & People Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually or more frequently as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our independent directors. The committee’s review of director compensation in fiscal 2024 included consideration of the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the committee. After review of the committee’s recommendation, the Board approved the independent director compensation for fiscal 2024 described below. Please see “Compensation Discussion and Analysis” for a description of Accenture’s executive compensation program.
Elements of Director Compensation
Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

Additional Annual Director Compensation
Compensation Element	Amount

Retainer for Independent Lead Director	$60,000

Committee Membership Retainers	Committee Chair	Committee Member

Audit	$35,000	$17,500

Compensation, Culture & People	$30,000	$15,000

Finance	$25,000	$12,500

Nominating, Governance & Sustainability	$25,000	$12,500

(1)Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our independent directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2024 will be delivered one year after the grant date; directors may not further delay delivery of the shares. Newly appointed directors who are elected or appointed after the date of the annual general meeting will receive an initial award of fully vested RSUs valued at approximately $240,000 upon appointment to the Board in lieu of the annual RSU grant.

Accenture 2024 Proxy Statement	48

Corporate Governance
Governance Features
Our compensation program for independent directors operates with the following governance features:
•Equity Ownership Requirements. Independent directors must maintain ownership of Accenture equity having a fair market value equal to three times the value of the annual director equity grant. This requirement must be met by each director within three years of joining the Board. Each of our directors who had been a director for three or more years met this requirement in fiscal 2024 (solely based on shares held and vested equity awards).
•Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director per fiscal year.
•Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•Hedging and Pledging Prohibition. Our Restricted Persons Trading policy and our Insider Trading policy prohibit our directors from hedging or pledging Accenture securities.
•Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies, and have entered into indemnification agreements with each of our directors and provide our directors with certain tax preparation services. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits and presentations in which they engage as directors, including occasional guest accompaniment at such activities.
Director Compensation for Fiscal 2024
As described more fully above, the following table summarizes the annual compensation for our independent directors during fiscal 2024. During fiscal 2023, the timing of director cash retainer payments transitioned from annually to quarterly in arrears. As this change went into effect as of February 1, 2023, the amounts reflected in the Director Compensation table for fiscal 2023 for non-employee directors who received retainers in the form of cash included generally only two quarterly payments, equal to 50% of the total annual and committee retainers, resulting in lower amounts than those reflected in the tables below for fiscal 2024, which reflect four quarters of service (except for Mr. Brudermüller, who was appointed to the Board effective as of January 31, 2024).

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total($)
Jaime Ardila	$165,000	$239,989	$15,294	$420,283
Martin Brudermüller	$63,750	$239,989	—	$303,739
Alan Jope	$122,500	$239,989	—	$362,489
Nancy McKinstry	$152,500	$239,932	—	$392,432
Beth E. Mooney	$137,500	$239,989	$13,688	$391,177
Gilles C. Pélisson	$182,500	$239,690	—	$422,190
Paula A. Price	$160,000	$239,989	—	$399,989
Venkata (Murthy) Renduchintala	$140,000	$239,989	$13,048	$393,037
Arun Sarin	$150,000	$239,989	—	$389,989
Tracey T. Travis	$140,000	$239,860	$10,000	$389,860
(1)Our chair and chief executive officer, Julie Sweet, does not receive any compensation for her service as chair. Her fiscal 2024 compensation is reflected in the Executive Compensation section below.

49	Accenture 2024 Proxy Statement

Corporate Governance
(2)The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2024 were as follows:

Name	Annual Retainer ($)	Committee Chair Retainer ($)	Committee Member Retainer ($)	Total ($)
Jaime Ardila	$110,000	$25,000	$30,000	$165,000
Martin Brudermüller(a)	$55,000	—	$8,750	$63,750
Alan Jope	$110,000	—	$12,500	$122,500
Nancy McKinstry(b)	$110,000	$30,000	$12,500	$152,500
Beth E. Mooney	$110,000	—	$27,500	$137,500
Gilles C. Pélisson(b)	$170,000	—	$12,500	$182,500
Paula A. Price	$110,000	$35,000	$15,000	$160,000
Venkata (Murthy) Renduchintala	$110,000	—	$30,000	$140,000
Arun Sarin	$110,000	$25,000	$15,000	$150,000
Tracey T. Travis(b)	$110,000	—	$30,000	$140,000
(a)As described above, cash retainers are paid quarterly in arrears. As a result, Mr. Brudermüller, who was appointed to the Board effective as of January 31, 2024 and elected to receive his annual and committee retainers in the form of cash, received two quarterly payments during fiscal 2024 for the quarters ending in April and July, equal to 50% of his total annual and committee retainers. The tables above reflect only these two payments, as the payments for the quarters ending in October and January will be reported in the Director Compensation table for fiscal 2025.
(b)Ms. Travis and Mr. Pélisson elected to receive 100% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to the cash amount that they would otherwise have received for service over the following year. Ms. McKinstry elected to receive 50% of her retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to 50% of the cash amount she would otherwise have received for service over the following year. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.
(3)Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”). For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2024. Reflects the grant of a whole number of shares.
(4)The aggregate number of vested RSU awards for which shares had not yet been delivered and that remained outstanding at the end of fiscal 2024 for each of our independent directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2024
Jaime Ardila	658
Martin Brudermüller	658
Alan Jope	658
Nancy McKinstry	867
Beth E. Mooney	658
Gilles C. Pélisson	1,157
Paula A. Price	658
Venkata (Murthy) Renduchintala	658
Arun Sarin	658
Tracey T. Travis	1,042
(5)The amount included in the “All Other Compensation” column for Messrs. Ardila and Renduchintala and Ms. Mooney reflects tax preparation fees, de minimis gifts and the aggregate incremental cost of Messrs. Ardila’s and Renduchintala’s and Ms. Mooney’s respective guests’ accompaniment at a Board meeting. The aggregate amount of perquisites and other personal benefits received by each of our independent directors in fiscal 2024, other than Messrs. Ardila and Renduchintala and Ms. Mooney, was less than $10,000. The amount included in the “All Other Compensation” column for Ms. Travis reflects a $10,000 contribution made by the Company to the Harlem Junior Tennis & Education Program in memory of Ms. Travis’ late husband.

Accenture 2024 Proxy Statement	50

Our People, Environment and Communities
Our goal is to create 360° value for our clients, people, shareholders, partners and communities. This goal reflects our strategy, our core values and our culture of shared success. We have described below the progress we made this year on some of the key environmental and social aspects of the 360° value we created in fiscal 2024 for our people, the environment and our communities.
Commitment to Transparency
For more information on the 360° value we are creating, please visit the Accenture 360° Value Reporting Experience, where we publish our progress and performance against our goals and the frameworks on which we report, which include the CDP (formerly known as the Carbon Disclosure Project), the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-Related Financial Disclosure (TCFD), the United Nations Global Compact (UNGC) and the World Economic Forum International Business Council (Forum IBC).
Our Board actively oversees our ESG strategies and progress. For more information see “Board Oversight— Oversight of ESG.”
Our 360° Value Report is accessible on our website at www.accenture.com/us-en/about/company/integrated-reporting .

Our People

Our Beliefs and Behaviors
Our leadership essentials set the standard for what we expect of all our people:

Always do the right thing, in every decision and action.	Lead with excellence, confidence and humility, as demonstrated by being a learner, building great teams and being naturally collaborative.	Exemplify client-centricity and a commitment to client value creation.

Act as a true partner, to each other, our clients, our ecosystem partners and our communities—committed to shared success.	Care deeply for all our people to help them achieve their aspirations professionally and personally.	Live our unwavering commitment to inclusion, diversity and equality, as demonstrated by personal impact and overall results.

Have the courage to change and the ability to bring our people along the journey.
Actively innovate—seeking new answers, applying a tech, AI and data first mindset, looking internally across Accenture and outside—to partners, competitors, start-ups, clients, academia and analysts—to learn, respectfully challenge our assumptions and apply the innovation, and cultivate and reward our people for doing the same.

To have the best access to talent and to unlock the potential of our talent, we, among other actions, ensure our people feel they are net better off for working at Accenture across four dimensions: marketable skills, working for a purpose, well-being—physical, mental and financial—and trusted relationships where our people feel they belong and can thrive. In addition, our leadership in the market requires that we lead in innovation, which in turn requires access to broad pools of talent at all levels that provide the diversity of perspectives, observations and insights, which are essential to continuously innovate.

Accenture 2024 Proxy Statement	52

Our People, Environment and Communities
Our Commitment to Inclusion and Diversity
Our purpose is to deliver on the promise of technology and human ingenuity. Our strategy is to deliver 360° value for all our stakeholders by helping them continuously reinvent. To drive reinvention, innovation must be at the forefront, which requires us to attract, develop and inspire top talent. Talent is one of our most important areas of competitive differentiation. As part of our talent strategy, we hire and develop people who have different backgrounds, different perspectives and different lived experiences. These differences ensure that we have and attract the cognitive diversity to deliver a variety of perspectives, observations and insights which are essential to drive the innovation needed to reinvent. To help achieve this diversity we set goals, share them publicly and collect data to measure our progress, continuously improve and hold our leaders accountable for ensuring we have the most innovative and talented people in our industry. This approach is a key driver of our progress.
We recognize that some people come to Accenture having faced obstacles as an aspect of their identity or lived experience. At Accenture, we are committed to harness these perspectives and ensure that all of our people have the opportunity to thrive and unlock their full potential. We are committed to equality and a workplace free from bias. We are a meritocracy.
Our intention is to foster a culture and a workplace in which all of our people feel a sense of belonging and are respected and empowered to do their best work and to create 360° value for all our stakeholders.
Our EEO-1 statement may be found in the Inclusion and Diversity portion of our website at https://www.accenture.com/us-en/about/inclusion-diversity/us-workforce.
2025 Race and Ethnicity Goals and Progress(1)
•In the U.S.(2), African American and Black colleagues represent 11.7% of our workforce, in line with our goal. Additionally, Hispanic American and Latinx colleagues represent 10.4% of our workforce, compared to our goal of 13%.
•In the U.K.(3), Black colleagues represent 5.5% of our workforce, compared to our goal of 7%.
•In South Africa(4), African Black colleagues represent 46.9% of our workforce, compared to our goal of 68%. Coloured colleagues represent 10.5% of our workforce, in line with our goal.
2025 Gender Equality Goals and Progress(1)

We are 48% Women, compared to our goal of 50% by 2025.	We are 30% Women managing directors, in line with our goal of 30% women by 2025.

(1)Data in race and ethnicity goal statements is reflective of announcement date—for the U.S., September 1, 2020, and for the U.K. and South Africa, October 1, 2020. Progress data is as of December 1, 2024. Gender metrics reflect people who have self-reported as binary in our enterprise management system (EMS). Metrics exclude Avanade, a joint venture between Accenture and Microsoft that is majority-owned by Accenture; and recent acquisitions.
(2)Race and ethnic diversity metrics are based on self-reported United States EEO-1 categories “Hispanic or Latino” and “Black or African American (Not Hispanic or Latino)” in our EMS.
(3)Black includes Black/Black British colleagues who have self-reported in our EMS as being of African and Caribbean heritage or with dual heritage of White and Black African or White and Black Caribbean.
(4)African Black, Coloured and Indian include colleagues who have self-reported in our EMS. Coloured is a multiracial ethnic group native to Southern Africa who have ancestry from more than one of the various populations inhabiting the region, including Khoisan, Bantu, Afrikaner, Whites, Austronesian, East Asian or South Asian.

Pay Equity
We are committed to pay equity and have processes in place to compensate our people fairly—across gender, race and ethnicity. Pay equity at Accenture means that our people receive pay that is fair and consistent when considering similarity of work, location and tenure at career level. We conduct an annual pay equity review. As of our last review, which reflected pay changes effective December 1, 2024, we had dollar-for-dollar, 100% pay equity for women and men globally (certain subsidiaries, recent acquisitions, and temporary employees were excluded from the analysis). By race and ethnicity, we likewise had dollar-for-dollar, 100% pay equity in the U.S., the U.K. and South Africa, which are the locations where we currently have the data available to use for this purpose.

Dollar-for-dollar 100% pay equity

53	Accenture 2024 Proxy Statement

Our People, Environment and Communities

Listening to Our People
Listening to the voices of our people provides the input to ensure that they have the tools and resources to do their jobs and the right learning opportunities, and that they experience a positive, respectful and inclusive work environment. We do this on an ongoing basis across various channels, including surveys and forums. Among our people who participated in the Great Place To Work® Trust Index Survey™, 78% agreed that “Taking everything into account, I would say this is a great place to work.”
In fiscal 2024, we were recognized as a top 10 place to work in 11 countries, representing more than 70% of our people.

The Way We Develop and Reward Our People
Our focus is to create talent and unlock the potential of our people, to create strong leaders, and to help them achieve their professional and personal aspirations, while continuously pivoting to meet new client demands. During fiscal 2024, we invested $1.1 billion in learning and professional development. With our digital learning platform, we delivered approximately 44 million training hours, an increase of 10% compared with fiscal 2023, predominantly due to generative AI training. We have skills data for our people, enabling us to flexibly respond to shifting client needs while also recommending skill-specific training based on an individual’s interests. We upskill people at scale, while proactively defining new skills and roles in anticipation of client needs. We also continue to steadily increase our Data & AI workforce, reaching approximately 57,000 skilled Data & AI practitioners at the end of fiscal 2024, against our goal of doubling our Data & AI workforce to 80,000 by the end of fiscal 2026. We are focused on rigorous, job-specific training through key industry certifications and partnerships with leading universities around the globe. We also train our people on inclusion and mitigating unconscious bias.
Our total rewards program is designed to recognize our people’s skills, contributions and career progression and to care for our people’s needs. Certain rewards, like equity and bonuses, are opportunities for our people to share in the overall success of our company. As our people advance in their careers, they have greater opportunities to be rewarded. Accenture’s equitable rewards go beyond financial rewards and include health and well-being programs that care for our people.

$1.1 billion invested in learning and professional development during fiscal 2024	97,000 people promoted in fiscal 2024	44 million training hours delivered an increase of 10% compared to fiscal 2023

The Way We Do Business
Together with our people, we have proven that we can succeed—providing value to our clients and shareholders and opportunities for our people—while being a powerful force for good, committed to operating with the highest ethical standard.
Our Code of Business Ethics, which applies to all our people, is organized into six fundamental behaviors:

Make Your Conduct Count	Comply with Laws	Deliver for Our Clients

Protect People, Information and Our Business	Run Our Business Responsibly	Be a Good Corporate Citizen

Accenture’s commitment to and focus on our people and culture has generated significant recognition, including No. 1 on the FTSE (formerly Refinitiv) Diversity and Inclusion Index for the fifth time in seven years; Ethisphere’s World’s Most Ethical Companies for 17 consecutive years; and ranking No. 10 among 25 companies on Great Place To Work® World’s Best Workplaces™.

Accenture 2024 Proxy Statement	54

Our People, Environment and Communities
Health, Safety and Well-Being
We are committed to creating a place where people can be successful both professionally and personally. We take a holistic view of well-being—including physical, mental, emotional and financial well-being—providing specially defined programs and practices to meet our people’s fundamental human needs. Our offices are platforms for great experiences and spaces to build strong relationships with both our clients and teams. We create “stacked experiences” in offices, so that teams can plan in-person collaboration with clients to overlap with training, networking and volunteering events. We also strengthen human connection through collaborations with clients at their office locations.

The Environment
We help our clients together with our ecosystem partners, to define, measure and achieve their environmental, social and governance goals by connecting sustainability with their transformation agendas across their strategy and operations to make their value chains more sustainable.
We have a strong commitment to environmental sustainability in how we operate our business, and we hold ourselves accountable to clear and measurable objectives. For example, in 2020, we established a 2025 carbon removal goal—previously referred to as our 2025 net-zero emissions goal—and we are on track to achieve this goal.
Our environment goals discussed below span three areas: reducing and removing our carbon emissions, moving toward zero waste and planning for water risk.
Our Goals to Reduce and Remove Our Carbon Emissions
Our greenhouse gas (GHG) emissions primarily result from business travel and purchased goods and services, since we have 100% renewable electricity in our facilities.
We continue to work toward our 2025 carbon removal goal by first focusing on reductions across our Scope 1, 2, and 3 emissions and then removing any remaining emissions through nature-based carbon removal projects.
We are a signatory to the UN Global Compact Business Ambition for 1.5°C Pledge, committing to do our part to keep global warming below 1.5° Celsius in alignment with the Paris Agreement and the criteria and recommendations of the Science Based Targets initiative (SBTi).

	New SBTi-Approved Net-Zero Targets
2025 Carbon Removal Goal On track
	Fiscal 2030 Near-term Targets		Fiscal 2040 Long-term Targets

	80%	55%	90%	90%

	reduction of absolute Scope 1 and 2 GHG emissions from fiscal 2019 base year.	reduction of Scope 3 GHG emissions per unit of revenue from fiscal 2019 base year.	reduction of absolute Scope 1 and 2 GHG emissions from fiscal 2019 base year.	reduction of absolute Scope 3 GHG emissions from fiscal 2019 base year.

In 2018, we established a SBTi 2025 near-term emissions reduction target, which we have surpassed. During fiscal 2024, we received SBTi approval for net-zero GHG emissions targets aligned with SBTi's Corporate Net-Zero Standard, including new near-term and long-term reduction targets.

55	Accenture 2024 Proxy Statement

Our People, Environment and Communities
Our Actions to Reduce Carbon Emissions
Our approach to carbon reduction in support of our goals includes:
•Maintaining 100% renewable electricity. In 2023, we achieved our goal of 100% renewable electricity in our facilities and we maintained this in fiscal 2024. As we do not own our facilities and procure most of our energy from the grid, we purchase renewable electricity contracts equivalent to the amount of electricity we consume. Going forward, we plan to maintain 100% renewable electricity in our facilities. As we purchase renewable electricity, we also support the generation of more renewable sources of electricity.
•Enabling low carbon business travel. We continue to use technology to facilitate more cost and carbon-efficient delivery for our clients and our business and have implemented an internal carbon price on travel to encourage climate smart travel decisions. In addition, we have developed analytics and reporting focused on our business travel emissions so that we can share emissions data with our clients as part of our delivery activities.
•Engaging our suppliers. We are working with our suppliers to reduce our Scope 3 emissions. Our goal is that 90% of our key suppliers disclose their environmental targets and the actions being taken to reduce emissions by the end of 2025. We are on track to meet this goal, with 89% of key suppliers disclosing their targets and 96% disclosing the actions they are taking to reduce their emissions. Key suppliers are defined as vendors that represent a significant portion of our 2019 Scope 3 emissions.
Carbon Removal
•Nature-based carbon removal. To address our remaining emissions, we are investing in nature-based carbon removal projects to remove carbon from the atmosphere. We plan to begin applying carbon removal credits in fiscal 2025 in line with our carbon removal goal. Our nature-based carbon removal projects will also support and respect the universal principles of the UNGC in the relevant areas of human rights, labor, environment, anticorruption and the UN Sustainable Development Goals (SDGs).

Moving Toward Zero Waste
•Addressing e-waste and office furniture. We have a goal of reusing or recycling 100% of our e-waste, such as computers and servers, as well as all our office furniture, by the end of 2025. During fiscal 2024, we reused or recycled nearly 100% of our e-waste relating to computers, servers and uninterruptible power supply devices. We continue to refine our processes, leverage our asset tracking system and work with vendors to help us extend the life cycle of our furniture, including through refurbishment and reuse or recycling.

•Eliminated single-use plastics in our facilities. In 2023, we achieved our goal of eliminating single-use plastics in our facilities (straws, plates/bowls, cutlery, cups, lids, stirrers, bottles and to-go containers) by purchasing reusable and plastic-free items and we maintained this in fiscal 2024.

Planning for Water Risk
•Mitigating the potential impacts of climate change-related water risk. Although Accenture is not a water- intensive company, to safeguard our people and operations we are developing water resiliency action plans to reduce the impact of climate-related flooding, drought and water scarcity on our business and our people in high-risk areas. We have completed plans for approximately 90% of our facilities in high-risk areas.

Accenture 2024 Proxy Statement	56

Our People, Environment and Communities

Our Communities
Our Commitment to Our Communities
We invest in our communities to help them thrive, and we continue making substantial impacts in the places around the world where we work and live. We do this through collaborating with our clients, ecosystem and nonprofit partners and also empowering our approximately 774,000 people to make a difference.

Skills to Succeed
For more than a decade, our Skills to Succeed initiative has equipped people with skills as enablers in preparing for future employment or entrepreneurship opportunities. In fiscal 2024, programs supported by Skills to Succeed reported that approximately 5 million people worldwide benefited from this initiative.

UNICEF’s Generation Unlimited
In collaboration with UNICEF's Generation Unlimited (GenU), we empower underserved youth in India and Brazil with future-relevant skills through the Passport to Earning (P2E) program. Accenture's financial and in-kind contributions in collaboration with other partners have led to nearly 1.8 million young people reported in fiscal 2024 as being skilled in and receiving certifications for financial literacy and digital productivity.

Season of Impact
In fiscal 2024 we held our inaugural Season of Impact, with over 81,000 of our people participating in over 400 unique activities supporting social and environmental causes—volunteering, eco-action, social innovation and giving—across our local offices and online. Overall, Accenture people performed 75,000 hours of service.

Our Commitment to Human Rights
Accenture has been a signatory to the United Nations Global Compact since 2008. As stated in our Code of Business Ethics (COBE), we seek to align to the UN Guiding Principles on Business and Human Rights. We therefore focus our human rights efforts on those areas that are most relevant to our business and operations in terms of potential human rights impacts. We also recognize that our clients and other stakeholders increasingly seek visibility into our human rights practices and policies. We also adhere to relevant international instruments and documents, including the International Labour Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work, in addition to the UN Guiding Principles.
Our Commitment to Responsible Procurement
Our ambition is to create more sustainable and more inclusive supply chains through a mindset of responsible buying, both inside and outside our Company, while generating long-term value for our clients, suppliers and communities. Engaging with small, medium, diverse and sustainable suppliers—which are core to the global economy—brings new innovations, different perspectives, and drives resilience to support optimized and value-efficient contribution to our delivery.

Procurement Plus
Our overarching buying approach, Procurement Plus, shapes how we work with suppliers to promote sustainability and deliver long-term value for our clients, suppliers and communities. We require our suppliers to adhere to our Supplier Standards of Conduct, which supplement our Code of Business Ethics, or to make an equivalent commitment.

Supplier Inclusion & Sustainability Program
Our Supplier Inclusion & Sustainability Program guides how we work with suppliers to promote environmental sustainability, human rights and supplier inclusion & diversity.

Sustainable Procurement Hub
We continue to drive innovation in supplier inclusion & sustainability by leveraging technology tools such as our Sustainable Procurement Hub, which allows us to assess and track performance in environmental sustainability, human rights, supplier inclusion & diversity and ethics and compliance for suppliers we engage through the Hub.

57	Accenture 2024 Proxy Statement

Proposal 2

Non-Binding Vote to Approve Executive Compensation

Proposal 2	Non-Binding Vote to Approve Executive Compensation The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and compensation tables.
In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation, Culture & People Committee in “Corporate Governance—Committees of the Board.”
The shareholder vote on this resolution will not be binding on management or the Board. However, the Board and the Compensation, Culture & People Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2024 annual general meeting of shareholders.
Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” Our annualized total shareholder return for the three-year period ended August 31, 2024 was 2%, which was in the 30th percentile among our compensation peers, and our annualized total shareholder return for the five-year period ended August 31, 2024 was 13%, which was in the 50th percentile among our compensation peers.
As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
In accordance with our current policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2026 annual general meeting of shareholders.
The text of the resolution in respect of Proposal 2 is as follows:
“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

59	Accenture 2024 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2024 compensation decisions regarding our named executive officers.

Our executive compensation program is based on the following:
•Pay-for-Performance by aligning compensation to company performance.
•Appropriate Pay Mix with an emphasis on performance-based compensation.
•Delivering 360° Value for our clients, people, shareholders, partners and communities, with our culture of shared success.
•Competitive Benchmarking against our compensation peer group and similar roles across the broader market.
•Leadership Essentials demonstrated by executives are considered in determining compensation outcomes.

Fiscal 2024 Named Executive Officers
The Company’s named executive officers for the fiscal year ended August 31, 2024 and their titles are:

Julie Sweet Chair and Chief Executive Officer

KC McClure(1) Former Chief Financial Officer

Manish Sharma Chief Executive Officer—the Americas

John Walsh Chief Operating Officer

Jean-Marc Ollagnier(2) Former Chief Executive Officer—EMEA
(1)Ms. McClure served as our chief financial officer through November 30, 2024 and is expected to retire from the Company in March 2025.
(2)Mr. Ollagnier served as our chief executive officer—EMEA through August 31, 2024. Mr. Ollagnier currently serves as chair—EMEA and is expected to retire from the Company in March 2025.

61	Accenture 2024 Proxy Statement

Executive Compensation
Driving Reinvention, Delivering 360° Value
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent.
The compensation of the Company’s named executive officers is tied to both Company and individual performance. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of 360° value for all stakeholders.
The success of our strategy to be the reinvention partner of our clients is reflected in our fiscal 2024 results, including record bookings, earnings growth, operating margin expansion and significant cash returned to shareholders, allowing us to deliver 360° value for all our stakeholders.(1)

Revenues	Diluted Earnings Per Share

$64.9B
An increase of 1% in U.S. dollars and 2% in local currency from fiscal 2023, including revenues of $30.7 billion from North America, $22.8 billion from EMEA and $11.3 billion from Growth Markets(2)

$11.44
A 6% increase from fiscal 2023 EPS of $10.77; after excluding the impact of business optimization costs of $0.51 and $1.28 per share in fiscal 2024 and 2023, respectively, and an investment gain of $0.38 per share in fiscal 2023, adjusted fiscal 2024 EPS of $11.95 increased 2%

New Bookings	Operating Margin

$81.2B An increase of 13% in U.S. dollars and 14% in local currency from fiscal 2023, with a record 125 quarterly client bookings of more than $100 million and $3 billion in generative AI new bookings
14.8%
An increase of 110 basis points from fiscal 2023 operating margin of 13.7%; after excluding business optimization costs of 70 and 170 basis points in fiscal 2024 and 2023, respectively, adjusted operating margin was 15.5%, an increase of 10 basis points

Free Cash Flow	Cash Returned to Shareholders

$8.6B Defined as operating cash flow of $9.1 billion net of property and equipment additions of $517 million, with a free cash flow to net income ratio of 1.2	$7.8B Defined as share repurchases of $4.5 billion and cash dividends of $3.2 billion. In fiscal 2024, we paid dividends of $5.16 per share, a 15% increase over the prior year

(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America is now the Americas market and Growth Markets is now our Asia Pacific market.

Accenture 2024 Proxy Statement	62

Executive Compensation
Overview of Compensation Elements
The primary elements of our fiscal 2024 executive compensation program for our named executive officers are set forth below.

	Pay Element	Payment Form	Description/Objectives

Fixed	Base Compensation	Cash	•Provides a fixed level of compensation each year. •Reflects the executive’s leadership role.

Variable	Global Annual Bonus	Cash
•Funded and accrued during the fiscal year based on Company financial performance, compared to the earnings target for the year.
•Amounts are based on both individual and Company performance for the fiscal year, including performance against annual objectives which include financial and non-financial objectives.

	Key Executive Performance Share Program	Equity
•The most significant element of compensation.
•Vesting of awards is tied to meeting performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period.
•Grant value modifier ranging from 0.85X to 1.15X based on Company performance.

	Accenture Leadership Performance Equity Award Program	Equity	•Recognize and reward Accenture leaders based on individual, team and Company performance, in each case, with respect to the prior fiscal year.

	Voluntary Equity Investment Program	Equity
•Opportunity for eligible Accenture leaders to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary Shares.
•50% matching RSU grant following the end of the program year that generally vests 2 years later.

63	Accenture 2024 Proxy Statement

Executive Compensation
Compensation Practices
The Compensation, Culture & People Committee oversees the design and administration of the Company’s compensation programs, among other things. The committee believes that a well-designed, consistently applied compensation program is fundamental to the Company’s culture of shared success. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of 360° value for all stakeholders. The committee recognizes that in a professional services company, it is the collective leadership and individual contributions of our people that create success for all of our stakeholders.
The committee and management seek to ensure that our executive compensation programs align with our core compensation philosophy. We maintain the following policies and practices:
What we do
    Align our executive pay with performance
    Set challenging performance objectives
    Provide an appropriate mix of short- and long-term incentives
    Align executive compensation with shareholder returns through performance-based vesting of equity incentive awards
    Use appropriate peer groups when establishing compensation
    Maintain meaningful equity ownership guidelines
    Include caps on individual payouts in short- and long-term incentive plans
    Maintain clawback policies applicable to cash and equity incentive awards (including both time- and performance-based)
    Mitigate potential dilutive effects of equity awards through our share repurchase programs
    Hold an annual “say-on-pay” advisory vote
    Conduct annual compensation risk review and assessment
    Retain an independent compensation consultant
What we don’t do
    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
    No “golden parachutes,” change in control payments or excise tax gross-ups
    No change in control “single trigger” equity acceleration provisions
    No dividends or dividend equivalents paid until vesting
    No hedging or pledging of Company shares
    No supplemental executive retirement plans

Accenture 2024 Proxy Statement	64

Executive Compensation
Pay-for-Performance
The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance.
When setting compensation, the committee considers the Company’s performance and compensation earned over a multi-year period, in each case, relative to our peer group. As the graph below shows, the Company’s performance with respect to total shareholder return over a three-year period was at the 30th percentile among the companies in our peer group as of August 31, 2024. The realizable total direct compensation for our chair and chief executive officer over this same period was at the 21st percentile, which indicates that relative Company performance ranked higher than relative realizable pay, as compared to our peer group.
We define realizable total direct compensation as the sum of the following, based on information reported in each company’s most recent annual proxy statement:
1.all cash compensation earned during the preceding three-year period;
2.the value of all time-vested restricted shares, RSUs and stock options granted (or a ratable portion of the incremental value of any such awards modified) during the preceding three-year period as of August 31, 2024; and
3.the value of all performance-vested restricted shares and RSUs granted during the preceding three-year period, based on actual performance results or estimated performance to date (based on proxy disclosures) as of August 31, 2024.
The companies included in our peer group used for benchmarking executive compensation are identified under “— Role of Benchmarking” below.
As noted above, the Company’s performance with respect to total shareholder return over a three-year period was at the 30th percentile among the companies in our peer group as of August 31, 2024. The average realizable total direct compensation for all of our named executive officers for the same three-year period was at the 18th percentile, which indicates that relative Company performance ranked higher than the average relative realizable pay of all of our named executive officers, as compared to our peer group.
Say-on-Pay Vote
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2024 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our

65	Accenture 2024 Proxy Statement

Executive Compensation
named executive officers’ compensation and the Company’s performance, the Compensation, Culture & People Committee determined not to implement any significant changes to our compensation programs in fiscal 2024 as a result of the shareholder advisory vote.
Process for Determining Executive Compensation
With guidance from its independent compensation consultant, Pay Governance LLC (“Pay Governance”), the Compensation, Culture & People Committee reviews and approves a peer group annually in July for use in conducting competitive market benchmarking of compensation for our named executive officers. This peer group is used to provide a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing compensation for our named executive officers, as further described under “—Role of Benchmarking.”
The Compensation, Culture & People Committee holds two meetings in October of each year. At the first meeting, the committee, with input from the Nominating, Governance & Sustainability Committee, assesses overall Company performance for the completed fiscal year as well as the performance of our chair and chief executive officer. At this same meeting, the committee reviews internal pay equity data and external benchmarking reports, as discussed below under “—Role of Benchmarking.” At the subsequent meeting, the committee, with input from Pay Governance, considers this overall Company performance, such benchmarking and internal compensation references, as well as the chair and chief executive officer’s recommendations when determining each other individual named executive officer’s performance rating in assessing whether they exceeded, met or partially met their performance objectives for the year and setting their individual compensation levels.
Determining Company Performance
In October 2024, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee, in consultation with Ms. Sweet and Ms. McClure, evaluated overall Company performance for fiscal 2024 by reviewing the results achieved against the previously established quantitative performance objectives for the year (as discussed below under “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations”), including a qualitative assessment, and then determined whether the Company exceeded, met or partially met the objectives as a whole for the year.
In assessing overall Company performance, the committees considered those aspects of the Company’s performance reflected in “—Driving Reinvention, Delivering 360° Value” above. The committees recognized that against the backdrop of a challenging market environment with slower pace and level of client spending, the Company rapidly shifted to meet our clients’ need for large reinventions, delivered a significant increase in generative AI sales and revenue, and increased the number of Diamond clients, the Company’s largest client relationships. The committees considered that the Company achieved record bookings, executed on strategic business optimization imperatives, expanded operating margin, and continued to increase its market share, while continuing to significantly invest in the business and its people with $6.6 billion in strategic acquisitions, $1.2 billion in research and development and $1.1 billion in training and development. As a result of this quantitative and qualitative assessment, the committees set the Company’s performance rating for fiscal 2024 in the “exceeds” category, compared to “meets” for fiscal 2023.
The committees’ evaluation of Ms. Sweet’s performance is discussed below under “—Fiscal 2024 Compensation Decisions.”
At the second meeting in October of 2024, the Company’s performance rating was used as one of the key factors in setting levels of each of the performance elements of compensation for the named executive officers as described below. In approving compensation, the Compensation, Culture & People Committee took into account the individual performance rating for Ms. Sweet that it set, together with the Nominating, Governance & Sustainability Committee, and the individual performance ratings that it set, together with Ms. Sweet, for the other named executive officers. Applying these performance ratings, and after considering appropriate internal and external benchmarking data, the committee then approved compensation for each named executive officer.

Accenture 2024 Proxy Statement	66

Executive Compensation
Performance Objectives Used in Evaluations
As discussed above, performance-based compensation is determined by evaluating performance against annual objectives. The objectives for fiscal 2024 were set forth in our shared success scorecard, which aligns to our fundamental and strategic priorities. These objectives go through multiple layers of review, including by the Compensation, Culture & People Committee’s independent compensation consultant, who confirmed that the objectives are rigorous and challenging before being reviewed and approved by the committee.
Performance against the shared success scorecard served as one of the components against which the Compensation, Culture & People Committee, together with the Nominating, Governance & Sustainability Committee, considered Ms. Sweet’s performance, and the committee, together with Ms. Sweet, considered each other named executive officer’s performance, for fiscal 2024. The fiscal 2024 shared success scorecard included financial performance objectives that were established by reference to our business plan, as well as other nonfinancial objectives, as described below. Our named executive officers also have additional objectives specific to their roles. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that reflect our commitment to creating value for our clients, people, shareholders, partners and communities reduces the incentive to take excessive risk with respect to any single objective. The Company does not apply a formula or use a predetermined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance and resulting pay decisions.
For fiscal 2024, each of the named executive officers and other members of the global management committee were evaluated under the shared success scorecard, which included enterprise-wide objectives in the following key categories. In addition, leaders were evaluated under additional individual performance objectives where they could make a personal impact.

Financial Objectives	Our People

•Continued focus on fundamental metrics of overall financial success, including revenue growth, new bookings, operating margin, EPS, free cash flow, and returning cash to shareholders, while delivering 360° value to all our stakeholders
•Growing faster than the market while delivering strong underlying profitability, enabling continued investment in our business, people and communities

•Hiring, retaining, and promoting people who have different skills, backgrounds, perspectives and lived experiences to drive the innovation needed to reinvent and to ensure access to the best talent at levels needed
•Continuing to retain and inspire key talent through our talent strategy

Our Clients and Ecosystem Partners	Strategic Priorities
•Partnering with our clients to create 360° value, including through continued usage of our client satisfaction methodology •Maintaining #1 position for our top ecosystem partners	•Achieving key objectives in strategic priority areas and growth initiatives, including Cloud, Song, Industry X and Security •Pivoting to new growth initiatives, including generative AI sales

67	Accenture 2024 Proxy Statement

Executive Compensation
Fiscal 2024 Compensation Decisions
Summaries of the compensation decisions made by the Compensation, Culture & People Committee in recognition of our named executive officers’ performance during fiscal 2024 are described below.
Chair and Chief Executive Officer
In October 2024, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee considered Ms. Sweet’s individual performance against the metrics described above under “—Process for Determining Executive Compensation.” The committees also took into account feedback solicited by our chief leadership & human resources officer from members of our executive committee and other senior leaders. Ms. Sweet was not involved in setting her compensation and was not present during the review of her performance or approval of her compensation.
The committees set Ms. Sweet’s individual performance rating for fiscal 2024 at a level consistent with the overall Company performance rating, which was in the “exceeds” category. In making its compensation decisions, the Compensation, Culture & People Committee considered many factors, including the Company’s financial results in a challenging market environment, particularly in delivering record new bookings, including $3 billion in new generative AI bookings, and taking decisive action in positioning the Company for future success. In addition, the committees noted Ms. Sweet’s leadership driving strategic investments through acquisitions, top ecosystem partnerships, and her commitment to developing and training the Company’s people, including skilling approximately 57,000 data and AI practitioners; and her unwavering focus on building client relationships. The committee also recognized Ms. Sweet’s exceptional commitment to Accenture’s people and delivery of 360° value to our stakeholders. In addition, the committees established Ms. Sweet’s performance grant value modifier, as further described under “—Compensation Programs,” for purposes of determining the target value of her fiscal 2025 Key Executive Performance Share Program award, at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2024 performance.
At the October 2024 meetings, the Compensation, Culture & People Committee and its independent compensation consultant, Pay Governance, also discussed market trends and reviewed benchmarking reports, as discussed below under “—Role of Benchmarking.” As part of this review, when setting Ms. Sweet’s compensation based on her performance during fiscal 2024, the committee considered the Company’s performance results for fiscal 2024, delivery on key business goals, as well as external market references (including absolute and relative performance against the Company’s peers) and internal compensation references.

Accenture 2024 Proxy Statement	68

Executive Compensation
As a result of its fiscal 2024 assessments and consideration of data provided by its independent compensation consultant, the committee sought to provide a competitive total target compensation opportunity that further strengthens Ms. Sweet’s alignment with the Company’s shareholders. As a result, it approved the following compensation elements, with all of the approved compensation increase in the form of equity compensation, and a majority of such additional value granted under the long-term, performance-based Key Executive Performance Share Program:

Julie Sweet Chair and Chief Executive Officer

Base Compensation (as of Dec. 1, 2024):	$1,550,000 (no change)	72% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
6%
Base Compensation
8%
Fiscal 2024 Global Annual Bonus
86%
January 2025 Equity Awards
72%

Fiscal 2024 Global Annual Bonus:	$2,000,000 (40% decrease from fiscal 2023)

Target Values of January 2025 Equity Awards:
•$15,675,000 under Key Executive Performance Share Program (10% increase from January 2024 award)
•$6,000,000 under Accenture Leadership Performance Equity Award Program (20% increase from January 2024 award)

The chart above reflects the compensation elements that the committee approved for Ms. Sweet in recognition of her achievements during fiscal 2024. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2024 of this Proxy Statement include her base compensation paid during fiscal 2024, the long-term incentive equity awards granted to her in fiscal 2024 and her fiscal 2024 Global Annual Bonus payable in fiscal 2025.
Other Named Executive Officers
In determining the compensation of the other named executive officers based on their performance during fiscal 2024, Ms. Sweet submitted a recommendation to the Compensation, Culture & People Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Ms. Sweet considered the following four factors:
•Company Performance. Company performance, as measured against objective and subjective measures under our shared success scorecard;
•Individual Performance. Each officer’s individual performance;
•Internal Benchmarks. Internal comparisons across members of our executive committee; and
•External Benchmarks. External market references.

69	Accenture 2024 Proxy Statement

Executive Compensation
The individual contributions and leadership of each of the other named executive officers were measured against the performance objectives as described above in “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” Management and the committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or predetermined weighting was used, and no one objective was individually material.
Ms. Sweet discussed with the committee the leadership role and performance of each of the other named executive officers. For the other named executive officers, to the extent applicable, Ms. Sweet also discussed with the committee the financial results of the businesses for which they were responsible. In developing her recommendation to the committee for the compensation of the named executive officers, Ms. Sweet considered information on market-comparable compensation provided by the Company’s compensation consultant, WTW plc (“WTW”). Before making the final compensation decisions for the year, the committee reviewed and discussed Ms. Sweet’s recommendations, in consultation with its independent compensation consultant.
As a result of its fiscal 2024 assessments and consideration of data provided by its independent compensation consultant, the committee established a performance grant value modifier, as further described under “—Compensation Programs,” for purposes of determining the target value of each other named executive officer’s fiscal 2025 Key Executive Performance Share Program award, at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2024 performance, and approved the following compensation elements for Mr. Sharma and Mr. Walsh in recognition of their achievements during fiscal 2024:

Manish Sharma Chief Executive Officer—the Americas

Base Compensation (as of Dec. 1, 2024):	$1,100,000 (no change)(1)	77% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
15%
Base Compensation
9%
Fiscal 2024 Global Annual Bonus
76%
January 2025 Equity Awards
77%

Fiscal 2024 Global Annual Bonus:	$675,000 (52% decrease from fiscal 2023)(2)

Target Values of January 2025 Equity Awards:	•$4,322,500 under Key Executive Performance Share Program (14% increase from January 2024 award) •$1,300,000 under Accenture Leadership Performance Equity Award Program (no change)

(1)While Mr. Sharma’s base salary as of December 1, 2024 was unchanged from the level in effect as of December 1, 2023, each of which was approved in U.S. dollars, his base salary for the first quarter of fiscal 2024 was paid in Indian rupees resulting in the amount shown in the Summary Compensation Table after application of an exchange rate of 83.24493, which was the average of the monthly translation rates for fiscal 2024.
(2)A portion of Mr. Sharma’s fiscal 2024 Global Annual Bonus amount was converted from Indian rupees to U.S. dollars at an exchange rate of 83.24493, which was the average of the monthly translation rates for fiscal 2024. For purposes of determining the percentage change of Mr. Sharma’s fiscal 2024 Global Annual Bonus compared to his fiscal 2023 Global Annual Bonus, Mr.

Accenture 2024 Proxy Statement	70

Executive Compensation
Sharma’s fiscal 2023 Global Annual Bonus amount was converted from Indian rupees to U.S. dollars at an exchange rate of 81.98885, which was the average of the monthly translation rates for fiscal 2023.

John Walsh(1) Chief Operating Officer

Base Compensation (as of Dec. 1, 2024):	$1,100,000	76% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
15%
Base Compensation
9%
Fiscal 2024 Global Annual Bonus
76%
January 2025 Equity Awards
76%

Fiscal 2024 Global Annual Bonus:	$635,000

Target Values of January 2025 Equity Awards:	•$4,180,000 under Key Executive Performance Share Program •$1,300,000 under Accenture Leadership Performance Equity Award Program

(1) Comparisons to Mr. Walsh’s compensation for fiscal 2023 are not reflected above because Mr. Walsh was not a named executive officer for fiscal 2023.
KC McClure
Ms. McClure served as our chief financial officer through November 30, 2024 and is expected to retire in March 2025. Ms. McClure will continue to be paid an annual base salary of $1,100,000 until her retirement date. As a result of its fiscal 2024 assessment of the Company’s and Ms. McClure’s individual performance, the committee approved a $1,300,000 Accenture Leadership Performance Equity Award Program grant (no change from fiscal 2023) and a $675,000 fiscal 2024 Global Annual Bonus in respect of her fiscal 2024 service (48% decrease from fiscal 2023), in accordance with the terms of such programs. However, Ms. McClure will not participate in the Company’s fiscal 2025 Global Annual Bonus Plan, did not receive a fiscal 2025 Key Executive Performance Share Program award, and is not expected to be granted any other equity awards on or after her retirement. Ms. McClure will not be entitled to severance upon her final separation of employment, but her previously granted equity awards will continue to vest in accordance with their terms, with outstanding performance-based Key Executive Performance Awards only vesting to the extent that the Company’s performance objectives are met over the three-year performance period for each such award.
Jean-Marc Ollagnier
Mr. Ollagnier served as our chief executive officer—EMEA through August 31, 2024. Mr. Ollagnier currently serves as chair—EMEA and is expected to retire in March 2025. Mr. Ollagnier will continue to be paid an annual base salary of €964,950 until his retirement. As a result of its fiscal 2024 assessment of the Company’s and Mr. Ollagnier’s individual performance, the committee approved a $1,300,000 Accenture Leadership Performance Equity Award Program grant (no change from fiscal 2023) and a $650,000 fiscal 2024 Global Annual Bonus in respect of his fiscal 2024 service (55% decrease from fiscal 2023) (converted from Euros to dollars at an exchange rate of 0.92614, which was the average of the monthly translation rates for fiscal 2024), in accordance with the terms of such programs.

71	Accenture 2024 Proxy Statement

Executive Compensation
However, Mr. Ollagnier will not participate in the Company’s fiscal 2025 Global Annual Bonus Plan, did not receive a fiscal 2025 Key Executive Performance Share Program award, and is not expected to be granted any other equity awards on or after his retirement. Mr. Ollagnier will not be entitled to severance upon his final separation of employment, but his previously granted equity awards will continue to vest in accordance with their terms, with outstanding performance-based Key Executive Performance Awards only vesting to the extent that the Company’s performance objectives are met over the three-year performance period for each such award.
The above summaries reflect the compensation elements that the committee approved for the other named executive officers in recognition of their achievements during fiscal 2024. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2024 of this Proxy Statement include the named executive officers’ base compensation paid during fiscal 2024, the long-term incentive equity awards granted to them in fiscal 2024 and their fiscal 2024 Global Annual Bonus earned for fiscal 2024 performance and paid in fiscal 2025.
Role of Compensation Consultants
The Compensation, Culture & People Committee has engaged Pay Governance to serve as the Compensation, Culture & People Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the committee on executive and director compensation. With respect to executive compensation, as requested by the committee, Pay Governance advises the committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the committee with regard to the compensation of our chair and chief executive officer and members of our executive committee. In addition, Pay Governance provides input to the committee for its annual review of director compensation, as discussed under “Director Compensation.”
Management separately receives benchmarking information with respect to the members of our executive committee from its compensation consultant, WTW, as described under “—Role of Benchmarking.” While WTW also acts as management’s compensation consultant in various capacities with respect to our global workforce and assists management in formulating its compensation recommendations for the members of our executive committee, the committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.
Role of Benchmarking
Pay Governance performs extensive analyses focusing on executive compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals, pay-for-performance alignment and the compensation levels of the chair and chief executive officer and other executive officers across our peer group companies. The Compensation, Culture & People Committee considers these analyses when determining the compensation of our named executive officers.
In addition, WTW prepares a report that includes a comparison of our named executive officers’ compensation to comparable roles within our proxy peer group companies, as well as the most recent data for similar roles across broader industry benchmarks. The WTW report serves as one input to consider along with Company and individual performance, internal comparisons across members of our executive committee and alignment with our shared success compensation philosophy.
Because the future performance of the Company and the companies in our peer group are not known at the time that the compensation opportunities under the Company’s programs are established, the Compensation, Culture & People Committee also considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized under “—Pay-for-Performance” above.

Accenture 2024 Proxy Statement	72

Executive Compensation
Fiscal 2024 Peer Group
The Compensation, Culture & People Committee reviews and approves a peer group annually for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:
•Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;
•Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes and/or a similar business reliance on human capital;
•Comparable Revenues. Revenues within a range similar to Accenture’s revenues;
•Competitor. Being a direct line-of-business competitor; and
•Global Scale. Large, global companies with multiple lines of business, typically S&P 100 companies with strong brand recognition.
In July 2024, based on the recommendations of the Compensation, Culture & People Committee’s independent compensation consultant, the committee made no changes with respect to the fiscal 2024 compensation peer group and believes the fiscal 2024 compensation peer group below continues to accurately reflect Accenture’s size and complexity. The Compensation, Culture & People Committee further believes the fiscal 2024 compensation peer group provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing fiscal 2024 compensation for our named executive officers. The committee compares each named executive officer’s total target compensation to total target compensation for similar positions within this peer group when setting compensation levels, although the committee excludes outliers when it determines, in consultation with its independent compensation consultant, that such exclusion is appropriate. This ensures that the committee has the appropriate benchmarking data to compare pay levels of our named executive officers in the highly competitive and fluid executive labor market for large technology companies.

Peer Group for Assessing Fiscal 2024 Compensation
Chubb Limited Cisco Systems, Inc. Cognizant Technology Solutions Corporation General Dynamics Corporation Honeywell International Inc. Intel Corporation International Business Machines Corporation	Marsh & McLennan Companies, Inc. Microsoft Corporation Morgan Stanley Oracle Corporation QUALCOMM Incorporated Salesforce, Inc. Visa Inc.

Accenture Vs. Peer Group(1)
Revenue	Market Capitalization

(1)Reflects the most recent fiscal year-end results.

73	Accenture 2024 Proxy Statement

Executive Compensation
Compensation Programs
This section provides greater detail on the elements of our named executive officers’ compensation, which consist of the following:

Cash Compensation	Long-Term Equity Compensation

•Base Compensation •Global Annual Bonus	•Key Executive Performance Share Program •Accenture Leadership Performance Equity Award Program •Voluntary Equity Investment Program
Cash Compensation
Cash compensation for Accenture’s named executive officers consists of two components: base compensation and the Global Annual Bonus, each of which is described below.
Base Compensation
Base compensation provides a fixed level of compensation to the named executive officers each year and reflects each named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect in connection with a promotion or at the beginning of the compensation year, which begins on December 1 of each year.
Global Annual Bonus
The Global Annual Bonus is designed to tie pay to both individual and Company performance for the fiscal year; in particular, financial performance compared to the earnings target established by the Compensation, Culture & People Committee. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against this target and are subject to approval by the committee.
Once the program’s Company-wide funding for the year is finalized, individual payouts are determined based on the Company’s overall performance against our shared success scorecard as well as each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made after each fiscal year-end. The program is designed to provide higher incentive opportunities as employees advance through our career levels. A large number of Accenture employees are eligible for the Global Annual Bonus, including members of Accenture Leadership (more than 10,200 employees) and each of our named executive officers.
Each of the named executive officers was assigned a fiscal 2024 Global Annual Bonus target that is a percentage of his or her base salary as shown below. A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool, performance against the shared success scorecard and his or her individual annual performance rating, ranging from a minimum bonus of 0% up to a maximum bonus (assuming 100% funding of the fiscal 2024 bonus pool), as shown below.

Named Executive Officer	FY24 Minimum Bonus as a % of Base Salary(1)	FY24 Target Bonus as a % of Base Salary(1)	FY24 Maximum Bonus as a % of Target Bonus(1)
Julie Sweet	0%	250%	200%
KC McClure	0%	175%	171%
Manish Sharma	0%	175%	171%
John Walsh	0%	175%	171%
Jean-Marc Ollagnier	0%	175%	171%
(1)Fiscal 2025 bonus levels as a percentage of base salary were unchanged for all of the named executive officers, except for Ms. McClure and Mr. Ollagnier, who will not participate in the Company’s fiscal 2025 Global Annual Bonus Plan.
The Compensation, Culture & People Committee took the Company’s fiscal 2024 performance into consideration in approving an overall funding percentage for the Global Annual Bonus that resulted in a decrease in the fiscal 2024

Accenture 2024 Proxy Statement	74

Executive Compensation
bonus of our named executive officers of 40% to 55% compared to fiscal 2023. In determining the final individual payout levels shown in the “Summary Compensation Table” below, the committee considered the Company’s overall performance against the metrics included in its shared success scorecard, as described under “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations,” and each executive’s individual annual performance rating, as described under “—Fiscal 2024 Compensation Decisions.”
Long-Term Equity Compensation
Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute the most significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2024, our named executive officers were eligible to receive grants under the following primary programs, which encourage retention and align the interests of eligible participants with our shareholders.

Program	Eligible Employees	Objective

Key Executive Performance Share Program	Senior members of Accenture Leadership	Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year performance period.

Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Recognize and reward participants based on individual, team and Company performance, in each case, with respect to the prior fiscal year.

Voluntary Equity Investment Program	Members of Accenture Leadership	Encourage share ownership through voluntary share purchases, with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

Key Executive Performance Share Program
The Key Executive Performance Share Program is the program under which the Compensation, Culture & People Committee grants the majority of RSUs to the senior members of Accenture Leadership and is intended to be the most significant element of our named executive officers’ compensation over time.
The program takes operating income and total shareholder return into account, with operating income results weighted more heavily than total shareholder return. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Since vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the applicable three-year performance period, a significant portion of the named executive officers’ realizable total direct compensation is aligned against performance over an extended period. Thus, for example, a period of poor performance against the Company’s operating income or relative total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.
Based on the Company’s cumulative operating income (weighted 75%) and relative total shareholder return (weighted 25%) for the three-year period from fiscal 2022 through fiscal 2024, the 2022 Key Executive Performance Share Program awards vested at 88.2% of the target level. Awards under our 2024 Key Executive Performance Share Program have a three-year performance period beginning on September 1, 2023 and ending on August 31, 2026.
•Operating Income Results. Up to 75% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation, Culture & People Committee approves an operating income plan for this program that the committee deems to be challenging. The aggregate of these three annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the three years. Performance is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage of RSUs that will vest determined as shown in the table below.

75	Accenture 2024 Proxy Statement

Executive Compensation
•Relative Total Shareholder Return. Up to 25% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Relative total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2026), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2023). In order to compare Accenture’s relative total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage of RSUs that will vest as shown in the table below.

	Operating Income		Relative TSR
Performance Level(1)	Accenture Performance Rate vs. Target	Percentage of RSUs that Vest (Out of a Target of 75%)	Accenture Percentile Rank	Percentage of RSUs that Vest (Out of a Target of 25%)
Below Threshold	Below 80%	0%	Below 40th percentile	0%
Threshold	80%	37.5%	40th percentile	12.5%
Target	100%	75%	60th percentile	25%
Maximum	115% or greater	150%	At or above 80th percentile	50.0%
(1)We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.
The following comparison companies, together with the S&P 500 Total Return Index, are used for measuring relative total shareholder return for the 2024 Key Executive Performance Share Program. These companies were reviewed and approved by the Compensation, Culture & People Committee annually in advance of the applicable fiscal year.

Key Executive Performance Share Program Peer Group
Aon plc
Capgemini SE
Cisco Systems, Inc.
Cognizant Technology Solutions Corporation
DXC Technology Company
General Dynamics Corporation
Infosys Limited
Intel Corporation
International Business Machines Corporation
Marsh & McLennan Companies, Inc. Microsoft Corporation Oracle Corporation QUALCOMM Incorporated(1) Salesforce, Inc. SAP SE S&P 500 Total Return Index Visa Inc.
(1)    Added to the group of comparison companies for the Key Executive Performance Share Program for fiscal 2024.
This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the fiscal 2024 compensation peer group identified under “—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a more appropriate comparative group for purposes of evaluating relative total shareholder return than the fiscal 2024 compensation peer group.
Accenture shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation, Culture & People Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2023 and January 1, 2024. Each of our named executive officers, other than Mr. Ollagnier and Mr. Walsh, whose fiscal 2024 Key Executive Performance Share Program awards were not subject to any service based vesting requirements, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing eight years of continuous service (reduced from 15 years of continuous service in connection with the adoption of the global management committee severance program as further described in “Potential Payments Upon Termination” below), the participant is entitled to pro rata vesting of his or her award at

Accenture 2024 Proxy Statement	76

Executive Compensation
the end of the applicable three-year performance period based on the portion of the performance period during which he or she was employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal 2024 are set forth in footnote 5 to the “Outstanding Equity Awards at August 31, 2024” table below.
Grant Value Modifier. To further align our named executive officers’ pay with the Company’s performance, the program includes a performance grant value modifier that is used to adjust the target value of each named executive officer’s Key Executive Performance Share award at the time of grant. The performance grant value modifier can range from 0.85X to 1.15X of the otherwise applicable guideline target value of such award and is set by the Compensation, Culture & People Committee based on the Company’s one-year and three-year absolute total shareholder return, as well as an overall assessment of the prior fiscal year performance. If the Company’s relative total shareholder return is below the 55th percentile over the prior two-year period in comparison to a group of third party identified compensation peers, the modifier is capped at 1.00X. The performance grant value modifier approved in October 2023 for January 1, 2024 grants to the named executive officers was set at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2023 performance. The performance grant value modifier approved in October 2024 for January 1, 2025 grants to the named executive officers was set at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2024 performance.
Accenture Leadership Performance Equity Award Program
The Accenture Leadership Performance Equity Award Program is designed to recognize and reward members of Accenture Leadership based on individual, team and Company performance in the most recently completed fiscal year. Eligible members of Accenture Leadership receive equity grants in the form of time-vesting RSUs. These awards generally vest in three equal installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with a one month vesting period applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2024, as further shown in the “Stock Vested in Fiscal 2024” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2024” table below.
Voluntary Equity Investment Program
Under the Voluntary Equity Investment Program, Accenture Leadership, in jurisdictions where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for deductions taken in the previous month. Participants are awarded a 50% matching RSU grant at the end of the program year in the form of one RSU for every two shares that have been purchased during the program year and that have not been sold or transferred prior to the matching grant date. This matching grant will generally vest in full two years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she generally will not receive a matching grant.
In the last completed program year, which ran from January 2023 to January 2024, Mses. Sweet and McClure and Messrs. Sharma and Walsh participated in the Voluntary Equity Investment Program and, based on their respective purchases through the program and holdings at year-end, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2024 as indicated above and in the “Grants of Plan-Based Awards for Fiscal 2024” table below.
The terms of all three of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

77	Accenture 2024 Proxy Statement

Executive Compensation
Other Compensation
Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. Like many of our peer companies and consistent with local market practices, these include premiums paid on life insurance policies, tax-return preparation services, occasional guest accompaniment at Company meetings, and personal security arrangements, as may be needed from time to time, and for Ms. Sweet, the use of a car and driver and the use of a Company-provided aircraft for personal travel, which Ms. Sweet uses for security purposes and to maximize the time she is able to spend on the Company’s business. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage.
Mr. Sharma also receives a housing allowance and maintenance costs. Prior to December 2023, Mr. Sharma was based in the United States on a temporary basis, and in accordance with the Company’s temporary assignment policy, Mr. Sharma received certain housing, transportation, tax differential and other payments related to his work assignment, with such benefits ending in December 2023. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2024 is included in the “Summary Compensation Table” below.
Additional Information
Equity Ownership Requirements
The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least six times his or her base compensation by the fifth anniversary of becoming a named executive officer. Each of the named executive officers maintains ownership of Accenture equity in excess of this requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs.
Derivatives and Hedging
All employees, including our named executive officers, and members of the Board (or their designees) are prohibited from purchasing shares on margin or purchasing financial instruments or otherwise engaging in transactions that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold directly or indirectly, whether or not such securities were acquired from Accenture’s equity compensation programs.
Pledging Company Securities
Our chair and chief executive officer, executive officers, members of our global management committee, other key employees and members of the Board are each prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.
Equity Award Grant Practices
The Compensation, Culture & People Committee approves the target value of annual equity awards for the Company’s executive officers and executive committee members, including each of the named executive officers, in recognition of their performance in the prior fiscal year, at its second meeting in October of each year, with a grant date of January 1st of the following year. Accenture Leaders may purchase shares under our Voluntary Equity Investment Program on the 5th day of each month using payroll deductions accumulated during the prior month. Matching grants of RSUs under the Voluntary Equity Investment Program are generally made on January 5th to align with the end of the Voluntary Equity Investment Program year. In certain circumstances, including the hiring, promotion or retention of an individual, the committee may approve grants to be effective at other times. Although

Accenture 2024 Proxy Statement	78

Executive Compensation
the Company does not currently grant stock options, employees below the leadership level may enroll to purchase shares under the terms of our Amended and Restated 2010 Employee Share Purchase Program with purchase dates generally in May and November of each year using payroll deductions accumulated during the prior six-month period. The Company does not take material nonpublic information into account when determining the timing and terms of equity awards and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Employment Agreements and Post-Termination Compensation
Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which he or she is employed. In addition, in October 2023, the Compensation, Culture & People Committee approved a standardized cash severance benefit that applied to all members of the global management committee, including each of the named executive officers, which is described further under “Potential Payments Upon Termination—Termination Benefits.” The Company’s employment agreements and standardized cash severance benefit do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change in control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the Company’s performance, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward each individual’s performance and his or her contribution to Company performance, including the achievement of its business objectives. Similarly, the Company does not contribute to pension plans for any of the named executive officers and does not offer significant deferred cash compensation or other post-employment benefits to such officers. Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents. For more information, see “Potential Payments Upon Termination” below.
No Change in Control Arrangements
As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control.
Clawback Policies
Accenture maintains two clawback policies applicable to the named executive officers, a Mandatory Clawback Policy and a Senior Leadership Clawback Policy.
Under the Mandatory Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the amount of any applicable incentive-based compensation received by an executive covered by the policy during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The Mandatory Clawback Policy complies with, and will be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended.
The Senior Leadership Clawback Policy applies to a broader group of individuals, including our chair and chief executive officer, current and former executive officers, members of the global management committee as well as other senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation, Culture & People Committee, the Company may seek to recoup any incentive-based compensation (including cash incentives and time- and performance-based equity) awarded to any executive subject to the policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws and (a) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (b) a lower award would have been

79	Accenture 2024 Proxy Statement

Executive Compensation
made to the covered executive had it been based upon the restated financial results. In addition, under the Senior Leadership Clawback Policy, if the Compensation, Culture & People Committee determines, in its discretion, that an executive subject to the policy either (i) engaged in any misconduct that resulted in material financial, operational or reputational harm to the Company or (ii) had supervisory authority over any employee(s) or business area that engaged in such misconduct and knew of, or was willfully blind to, such misconduct, then the Company may, to the extent permitted by applicable law, and subject to the approval of the Committee, recoup all or any portion of the cash or equity-based incentive compensation granted to, paid to or otherwise earned by the executive with respect to the period during which such misconduct occurred.
In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. In the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees in violation of the terms of such agreements) or in the event the named executive officer is terminated for cause (which generally includes engaging in any activity that the officer knows or should know would harm the business or reputation of Accenture or continued material failure to meet performance standards), where legally permissible, the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.
Compensation Risk Assessment
In fiscal 2024, management performed an annual comprehensive review for the Compensation, Culture & People Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:
•Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;
•Compensation, Culture & People Committee Oversight. The Compensation, Culture & People Committee approves performance awards for our chair and chief executive officer and executive committee members after reviewing corporate and individual performance;
•Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of certain metrics (including operating income relative to plan and total shareholder return relative to a peer group), measured on a cumulative basis over a three-year period;
•Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;
•Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance;
•Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above); and
•Clawback Policies. All incentive-based compensation is subject to clawback policies that may require the return of excess incentive-based compensation in the event of a financial restatement or all or any such compensation in the event an individual engages in misconduct (see “Additional Information—Clawback Policies” above).

Accenture 2024 Proxy Statement	80

Executive Compensation
Compensation, Culture & People Committee Report
The Compensation, Culture & People Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the committee:
The Compensation, Culture & People Committee
Nancy McKinstry, Chair
Beth E. Mooney
Paula A. Price
Arun Sarin
Compensation, Culture & People Committee Interlocks and Insider Participation
Our Compensation, Culture & People Committee is composed solely of independent directors. During fiscal 2024, the following directors served on our Compensation, Culture & People Committee: Nancy McKinstry, Beth E. Mooney, Paula A. Price and Arun Sarin. During fiscal 2024, no member of our Compensation, Culture & People Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation, Culture & People Committee during fiscal 2024.

81	Accenture 2024 Proxy Statement

Executive Compensation
Summary Compensation Table
The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2022, 2023 and 2024. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards.

Year	Salary ($)		Bonus ($)	Stock Awards ($)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Julie Sweet
Chair and chief executive officer
2024	$1,550,000		—	$21,048,615	—	$2,000,000	—	$316,531	$24,915,146
2023	$1,537,500		—	$26,075,827	—	$3,317,000	—	$620,579	$31,550,906
2022	$1,475,000		—	$25,490,513	—	$5,900,000	—	$835,595	$33,701,108
KC McClure(1)
Former chief financial officer
2024	$1,100,000		—	$5,742,457	—	$675,000	—	$7,842	$7,525,299
2023	$1,100,000		—	$7,096,546	—	$1,309,000	—	$7,912	$9,513,458
2022	$1,068,750		—	$7,887,317	—	$2,062,688	—	$7,842	$11,026,597
Manish Sharma(2)
Chief executive officer—the Americas
2024	$1,238,787	(5)	—	$5,624,280	—	$675,000	—	$444,037	$7,982,104
2023	$984,536		—	$6,899,876	—	$1,412,612	—	$973,905	$10,270,929
John Walsh(3)
Chief Operating Officer
2024	$1,182,497	(5)	—	$5,668,524	—	$635,000	—	$53,867	$7,539,888
Jean-Marc Ollagnier(4)
Former chief executive officer—EMEA
2024	$1,043,319		—	$5,393,788	—	$650,000	—	$31,193	$7,118,300
2023	$1,016,975		—	$6,625,765	—	$1,459,156	—	$29,091	$9,130,987
2022	$1,058,495		$350,000	$7,466,180	—	$2,116,989	—	$19,481	$11,011,145
(1)Ms. McClure served as chief financial officer through November 30, 2024 and is expected to retire in March 2025.
(2)Mr. Sharma was not a named executive officer in fiscal 2022. During the first quarter of fiscal 2024, Mr. Sharma was compensated in Indian rupees. We converted that portion of his fiscal 2024 compensation to U.S. dollars at an exchange rate of 83.24493, which was the average of the monthly translation rates for fiscal 2024.
(3)Mr. Walsh was not a named executive officer in fiscal 2022 or fiscal 2023.
(4)Mr. Ollagnier served as chief executive officer—EMEA through August 31, 2024. Mr. Ollagnier currently serves as chair—EMEA and is expected to retire in March 2025. Mr. Ollagnier is compensated in euros. We converted his fiscal 2024 compensation to U.S. dollars at an exchange rate of 0.92614, which was the average of the monthly translation rates for fiscal 2024.

Accenture 2024 Proxy Statement	82

Executive Compensation
(5)Amounts include the payout of accrued but unused paid time off in accordance with local law and Company policy.
(6)Represents the aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2024. Terms of the stock awards for fiscal 2024 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. With respect to amounts included for the Key Executive Performance Share Program awards, the grant date fair value determined in accordance with Topic 718 is based on probable outcome as of the grant date, using historical total shareholder return performance and anticipated operating income performance, and assumes vesting between target and maximum. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Ms. Sweet	2024	$15,354,096	$28,499,553
	2023	$19,972,396	$29,999,844
	2022	$20,040,477	$22,424,829
Ms. McClure	2024	$4,094,108	$7,599,319
	2023	$5,325,867	$7,999,800
	2022	$6,166,215	$6,899,852
Mr. Sharma	2024	$4,094,108	$7,599,319
	2023	$5,325,867	$7,999,800
Mr. Walsh	2024	$4,094,108	$7,599,319
Mr. Ollagnier	2024	$4,094,108	$7,599,319
	2023	$5,325,867	$7,999,800
	2022	$6,166,215	$6,899,852
As described above under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table was granted in recognition of the prior fiscal year’s performance.
(7)Amounts reflect payments that were made under the Global Annual Bonus program with respect to the 2024, 2023 and 2022 fiscal years, respectively. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and
Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.
(8)In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Ms. McClure for fiscal 2024 are not included because the aggregate incremental cost of these items was less than $10,000. The incremental costs of perquisites and other personal benefits provided to Ms. Sweet for fiscal 2024 included tax preparation fees, use of a car and driver and $275,190 for personal use of a Company-provided aircraft, which, in light of the results of an independent security study, the Company encourages Ms. Sweet to use for security and business productivity reasons, up to a maximum aggregate annual Company cost of $600,000 per fiscal year. The aggregate incremental cost of such personal usage is calculated based on the variable operating costs to the Company of any personal flights. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage. The incremental cost of perquisites and other personal benefits provided to Mr. Sharma for fiscal 2024 included $172,898 for housing and maintenance costs, expenses incurred in connection with spousal travel to and attendance at Company meetings (for which Mr. Sharma is fully responsible for all associated personal income taxes) and amounts related to his temporary work assignment in the United States during the first quarter of fiscal 2024, provided in accordance with the Company’s temporary assignment policy, including tax preparation fees, per diem payments, immigration and relocation advisory services for long-term assignments, supplemental medical insurance premium payments, ground transportation expenses and $213,914 in tax differential payments, with such benefits ending in December 2023. The incremental costs of perquisites and other personal benefits provided to Mr. Walsh for fiscal 2024 included $42,785 for his personal use of a Company provided aircraft in connection with a family matter, with the aggregate incremental cost of such personal usage calculated based on the variable operating costs to the Company of such flight. Mr. Walsh is fully responsible for all personal income taxes associated with such personal usage. The incremental cost of perquisites and other personal benefits provided to Mr. Ollagnier for fiscal 2024 included $6,479 for tax preparation services and $5,849 for medical insurance premium payments.
Also included for fiscal 2024 are life insurance premium payments of $7,842 for Ms. Sweet, $7,842 for Ms. McClure, $6,750 for Mr. Sharma, $10,865 for Mr. Ollagnier, $10,677 for Mr. Walsh, and payments of $4,429 to Ms. Sweet, $1,431 to Mr. Sharma and $405 to Mr. Walsh as reimbursement for tax equalization payments. The amounts further include $3,306 for Mr. Ollagnier for profit-sharing contributions mandated by French law and $2,624 for matching contributions to a Company savings plan.

83	Accenture 2024 Proxy Statement

Executive Compensation
Grants of Plan-Based Awards for Fiscal 2024
The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2024 under any incentive plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Julie Sweet	1/1/2024	10/18/2023	—	—	—	20,289	(4)	40,578	(4)	81,156	(4)	—		$15,354,096
	1/1/2024	10/18/2023	—	—	—	—		—		—		14,238	(5)	$4,999,958
	1/5/2024	7/17/2023	—	—	—	—		—		—		2,251	(6)	$694,561
	—	10/18/2023	—	$3,875,000	$7,750,000	—		—		—		—		—
KC McClure	1/1/2024	10/18/2023	—	—	—	5,410	(4)	10,820	(4)	21,640	(4)	—		$4,094,108
	1/1/2024	10/18/2023	—	—	—	—		—		—		3,701	(5)	$1,299,680
	1/5/2024	7/17/2023	—	—	—	—		—		—		1,130	(6)	$348,669
	—	10/18/2023	—	$1,925,000	$3,300,000	—		—		—		—		—
Manish Sharma	1/1/2024	10/18/2023	—	—	—	5,410	(4)	10,820	(4)	21,640	(4)	—		$4,094,108
	1/1/2024	10/18/2023	—	—	—	—		—		—		3,701	(5)	$1,299,680
	1/5/2024	7/17/2023	—	—	—	—		—		—		747	(6)	$230,492
	—	10/18/2023	—	$1,877,734	$3,218,973	—		—		—		—		—
John Walsh	1/1/2024	10/18/2023	—	—	—	5,410	(4)	10,820	(4)	21,640	(4)	—		$4,094,108
	1/1/2024	10/18/2023	—	—	—	—		—		—		3,559	(5)	$1,249,814
	1/5/2024	7/17/2023	—	—	—	—		—		—		1,052	(6)	$324,602
	—	10/18/2023	—	$1,925,000	$3,300,000	—		—		—		—		—
Jean-Marc Ollagnier(1)	1/1/2024	10/18/2023	—	—	—	5,410	(4)	10,820	(4)	21,640	(4)	—		$4,094,108
	1/1/2024	10/18/2023	—	—	—	—		—		—		3,701	(5)	$1,299,680
	—	10/18/2023	—	$1,825,808	$3,129,957	—		—		—		—		—
(1)The equity awards to Mr. Ollagnier were granted under our French Qualified Sub-plan to our Share Incentive Plan (the “French Qualified Sub-plan”). Although those awards generally have the same terms and conditions as the corresponding awards granted to Accenture Leadership in other countries, these awards contain additional restrictions and provisions that allow the awards to qualify for favorable tax treatment in France, as described in the “Nonqualified Deferred Compensation for Fiscal 2024” table below.
(2)Represents the cash award target opportunity range pursuant to the Global Annual Bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above. For Ms. Sweet, the cash award target was 250% of her base compensation and for the other named executive officers, the cash award target was 175% of base compensation. The amounts for Mr. Ollagnier, who is compensated in euros, and Mr. Sharma, who was compensated in Indian rupees for the first quarter of fiscal 2024, were converted into U.S. dollars at exchange rates of 0.92614 and 83.24493, respectively, which were the averages of the monthly translation rates for fiscal 2024. For the actual amounts to be paid to each of the other named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range based on the Company’s overall funding of the fiscal 2024 bonus pool.
(3)Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2024 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.
(4)Reflects RSU grants made pursuant to the 2024 Key Executive Performance Share Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above, except that Mr. Ollagnier’s and Mr. Walsh’s awards granted on January 1, 2024 are not subject to a service vesting requirement.
(5)Represents RSU grants made pursuant to the 2024 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2023 performance, the terms of which are summarized under “Compensation Discussion and Analysis —Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.
(6)Represents matching RSU grants made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above, except that Mr. Walsh’s award granted on January 5, 2024 is not subject to a service vesting requirement.

Accenture 2024 Proxy Statement	84

Executive Compensation
Outstanding Equity Awards at August 31, 2024
The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Julie Sweet	6,163	$2,107,438	99,283	$33,949,822
KC McClure	2,802	$958,144	26,479	$9,054,494
Manish Sharma	2,975	$1,017,301	26,479	$9,054,494
John Walsh	1,611	$550,881	25,896	$8,855,137
Jean-Marc Ollagnier(1)	—	—	26,479	$9,054,494
(1)Awards to Mr. Ollagnier were granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2024” table below.
(2)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Ms. Sweet	2022 Voluntary Equity Investment Program	January 5, 2023	3,884	In full on January 5, 2025
	2023 Voluntary Equity Investment Program	January 5, 2024	2,279	In full on January 5, 2026
Ms. McClure	2022 Voluntary Equity Investment Program	January 5, 2023	1,658	In full on January 5, 2025
	2023 Voluntary Equity Investment Program	January 5, 2024	1,144	In full on January 5, 2026
Mr. Sharma	2024 Accenture Leadership Performance Equity Award Program	January 1, 2024	1,250	In full on January 1, 2025
	2022 Voluntary Equity Investment Program	January 5, 2023	967	In full on January 5, 2025
	2023 Voluntary Equity Investment Program	January 5, 2024	758	In full on January 5, 2026
Mr. Walsh	2022 Voluntary Equity Investment Program	January 5, 2023	1,611	In full on January 5, 2025
(3)Pursuant to the provisional age-based vesting conditions, each of the named executive officers awards under the 2022 Key Executive Performance Share Program are treated as having vested as of August 31, 2024. See the “Stock Vested in Fiscal 2024” table below.
(4)Values determined based on August 30, 2024 closing market price of Accenture plc Class A ordinary shares of $341.95 per share.
(5)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year:	2024	2023
Award Date:	January 1, 2024	January 1, 2023
Based on Plan Achievement Level:	Target	Target
Ms. Sweet	41,056	58,227
Ms. McClure	10,948	15,531
Mr. Sharma	10,948	15,531
Mr. Walsh	10,948	14,948
Mr. Ollagnier(a)	10,948	15,531
RSUs granted pursuant to the 2023 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2022 and ending August 31, 2025, as determined by the Compensation, Culture & People Committee following the end of fiscal 2025. RSUs granted pursuant to the fiscal 2024 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2023 and ending August 31, 2026, as determined by the Compensation, Culture & People Committee following the end of fiscal 2026. The terms of the 2024 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation.”

85	Accenture 2024 Proxy Statement

Executive Compensation
Results for the 2023 and 2024 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between threshold and target for both the 2023 and 2024 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target amounts.
(a)    Granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2024” table below.
Stock Vested in Fiscal 2024
The table below sets forth the number of shares acquired in fiscal 2024 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Julie Sweet	100,414	$33,166,948
KC McClure	15,255	$5,295,778
Manish Sharma	12,843	$4,460,583
John Walsh	14,265	$4,950,706
Jean-Marc Ollagnier	13,946	$4,853,067
(1)Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Ms. Sweet	2021 Key Executive Performance Share Program(a)	43,563	10/18/2023
	2022 Key Executive Performance Share Program(b)	33,146	8/30/2024
	2023 Accenture Leadership Performance Equity Award Program	6,398	1/1/2024
	2024 Accenture Leadership Performance Equity Award Program	14,288	2/1/2024
	2021 Voluntary Equity Investment Program	3,019	1/5/2024
Ms. McClure	2022 Key Executive Performance Share Program(b)	10,201	8/30/2024
	2024 Accenture Leadership Performance Equity Award Program	3,714	2/1/2024
	2021 Voluntary Equity Investment Program	1,340	1/5/2024
Mr. Sharma	2022 Key Executive Performance Share Program(b)	8,291	8/30/2024
	2023 Accenture Leadership Performance Equity Award Program	1,664	1/1/2024
	2024 Accenture Leadership Performance Equity Award Program	2,475	2/1/2024
	2021 Voluntary Equity Investment Program	413	1/5/2024
Mr. Walsh	2022 Key Executive Performance Share Program(b)	8,291	8/30/2024
	2024 Accenture Leadership Performance Equity Award Program	3,572	2/1/2024
	2021 Voluntary Equity Investment Program	1,336	1/5/2024
	2023 Voluntary Equity Investment Program	1,066	1/5/2024
Mr. Ollagnier	2022 Key Executive Performance Share Program(b)(c)	10,201	8/30/2024
	2024 Accenture Leadership Performance Equity Award Program(c)	3,745	2/1/2024
(a)Vesting of the 2021 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2020 and ended August 31, 2023, was determined by the Compensation, Culture & People Committee on October 18, 2023. Pursuant to the 2021 Key Executive Performance Share Program, 106.4% of the target award of RSUs vested on October 18, 2023, after the end of fiscal 2023, based on the Company’s achievement of specified performance criteria over the three-year performance period. Because as of August 31, 2023, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date; however, none of the awards actually vested until the stated vesting date of October 18, 2023. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

Accenture 2024 Proxy Statement	86

Executive Compensation
(b)Vesting of the 2022 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2021 and ended August 31, 2024, was determined by the Compensation, Culture & People Committee on October 15, 2024. Pursuant to the 2022 Key Executive Performance Share Program, 88.2% of the target award of RSUs vested on October 15, 2024, after the end of fiscal 2024, based on the Company’s achievement of specified performance criteria over the three-year performance period. Because as of August 31, 2024, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date; however, none of the awards actually vested until the stated vesting date of October 15, 2024. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.
(c)Awards to Mr. Ollagnier were granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2024” table below.
(2)Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.
Nonqualified Deferred Compensation for Fiscal 2024
The following table sets forth information with respect to RSUs awarded to named executive officers that have vested, but for which the issuance of underlying Accenture plc Class A ordinary shares has been deferred.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End ($)(6)
Jean-Marc Ollagnier(1)	—	$1,359,493	$21,018	$1,751,636	$1,280,603
John Walsh(2)	—	$355,203	$4,632	—	$364,519
(1)Equity awards to Mr. Ollagnier were granted under our French Qualified Sub-plan. Although these awards generally have the same terms and conditions as the corresponding awards granted to Accenture Leadership in other countries, these awards contain additional restrictions and provisions that allow the awards to qualify for favorable tax treatment in France. Under such restrictions and provisions, Accenture plc Class A ordinary shares underlying vested RSUs cannot be delivered until the first anniversary of the date of grant and are subject to a two-year minimum holding period from the grant date.
(2)Reflects an award of matching RSU grants made pursuant to the 2023 Voluntary Equity Investment Program, which is not subject to a service vesting requirement. Accenture plc Class A ordinary shares underlying such RSUs will not be delivered until the second anniversary of the date of grant.
(3)Represents the aggregate fair market value on the applicable date of vesting of the Accenture plc Class A ordinary shares underlying RSUs that vested during fiscal 2024, but for which the underlying shares were not immediately delivered to the named executive officer. Such value is included in the “Stock Vested in Fiscal 2024” table above.
(4)Represents earnings on undelivered Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares were not immediately delivered to the named executive officer, including adjustments to such awards to reflect Accenture’s payments of dividends on its Accenture plc Class A ordinary shares during fiscal 2024 pursuant to the terms of those awards and adjustments to the aggregate fair market value of the underlying shares and dividend shares. No such earnings are considered above-market or preferential and, accordingly, such amounts are not included in the “Summary Compensation Table” above.
(5)Represents the aggregate fair market value on the applicable date of delivery during fiscal 2024 of Accenture plc Class A ordinary shares underlying RSUs delivered to the named executive officer.
(6)Represents the aggregate fair market value at August 31, 2024 of the Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares had not yet been delivered to the named executive officer as of that date. The value is determined based on the August 30, 2024 closing market price of Accenture plc Class A ordinary shares of $341.95 per share.

87	Accenture 2024 Proxy Statement

Executive Compensation
Pension Benefits for Fiscal 2024
During fiscal 2024, Mr. Sharma, who was previously based in India, participated in the India Gratuity Plan, which is a broad-based statutory benefit program that provides a lump-sum payment, based on Mr. Sharma’s years of service and a defined percentage of his final monthly rate of salary, upon his termination of employment with Accenture Solutions Private Limited. This benefit is capped at INR 2,000,000 and Mr. Sharma accrued the maximum benefit. Mr. Sharma’s full benefit was paid out during fiscal 2024 in connection with his transfer of employment to the United States.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Manish Sharma(1)	India Gratuity Plan	28	—	$24,025
(1)Mr. Sharma’s Indian Gratuity Benefit was paid in Indian rupees. We converted the amount he received to U.S. dollars at an exchange rate of 83.24493, which was the average of the monthly translation rates for fiscal 2024.
Potential Payments Upon Termination
Termination Benefits
As described above under “Compensation Discussion and Analysis—Additional Information—Employment Agreements and Post-Termination Compensation,” in October 2023, the Company adopted a standardized cash severance benefit for members of our global management committee that applied to each of the named executive officers. Under this program, such individuals are entitled to eight months’ base salary in the event of a termination without cause and any ancillary local termination benefits up to a maximum value of $15,000. These payments and benefits are provided in lieu of any other notice, pay in lieu of notice or severance entitlements to which they may be entitled, including under local severance plans and individual employment agreements.
In addition, as of the end of fiscal 2024, Mr. Ollagnier was entitled to specified payments in connection with the termination of his employment under his employment agreement, as described in the table below.
U.S. Retiree Medical Benefits Program
Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents. As of the end of fiscal 2024, Mses. Sweet and McClure and Messrs. Sharma and Walsh were eligible for benefits under our U.S. Retiree Medical Benefits Program.
The following table sets forth estimated payments and benefits (assuming each individual terminated employment on August 31, 2024).

	Termination Benefits		U.S. Retiree Medical Benefits Program
	Voluntary Termination($)(1)	Involuntary Termination Without Cause($)(2)	Estimated Present Value of Future Benefits($)(3)
Julie Sweet	—	$1,048,333	$216,734
KC McClure(4)	—	$748,333	$190,144
Manish Sharma	—	$748,333	$290,140
John Walsh	—	$748,333	$243,967
Jean-Marc Ollagnier(5)	$875,866	$1,586,412	—
(1)Amounts shown in this column reflect an amount equal to 35% of 12 months of Mr. Ollagnier’s fiscal 2024 base compensation and his fiscal 2023 bonus amounts. Such payments are conditioned upon Mr. Ollagnier’s continued compliance with the non-competition and non-solicitation obligations set forth in his employment agreement for a period of 12 months following termination of employment.

Accenture 2024 Proxy Statement	88

Executive Compensation
(2)Amounts shown in this column reflect the following: (a) the sum of eight months’ base salary and the maximum amount of any ancillary local termination benefits ($15,000) that could be payable under the global management committee standardized severance benefit; and (b) for Mr. Ollagnier, an additional amount equal to 35% of 12 months of Mr. Ollagnier’s fiscal 2024 base compensation and his fiscal 2023 bonus amounts.
(3)The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 30, 2024 (the last business day of fiscal 2024) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 5.25% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries.
(4)Ms. McClure served as chief financial officer through November 30, 2024 and is expected to retire in March 2025.
(5)Mr. Ollagnier served as chief executive officer—EMEA through August 31, 2024. Mr. Ollagnier currently serves as chair—EMEA and is expected to retire in March 2025. Mr. Ollagnier is compensated in euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 0.92614, which was the average of the monthly translation rates for fiscal 2024, and the amount he would be entitled to receive with respect to his fiscal 2023 Non-Equity Incentive Plan Compensation amounts at an exchange rate of 0.94941, which was the average of the monthly translation rates for fiscal 2023.
Long-Term Equity Compensation
Death or Disability
The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of such awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.
With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2024 (based on the closing price per share on August 30, 2024) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2024” table above. Although vesting cannot yet be determined for the 2023 and 2024 Key Executive Performance Share Program awards, as results to date indicate achievement between threshold and target for both the 2023 and 2024 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target amounts.
Other Terminations
The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.
The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In addition, qualifying members of our global management committee who retire with at least eight years of continuous service with the Company, at least three of which were as a senior managing director or a member of the global management committee, will immediately vest in any unvested matching RSUs granted under the Voluntary Equity Investment Program. In all such cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.
The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing eight years of continuous service (reduced from 15 years of service in connection with the approval of the global management committee severance program) or (2) involuntary termination without cause. In such cases, the participant is entitled to pro rata vesting of his or her award at the end of the three-year performance period based on the portion of the performance period during which he or she was employed. Qualifying members of our global management committee who retire on or after the fiscal year-end but

89	Accenture 2024 Proxy Statement

Executive Compensation
before the following February 1 receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date. In addition, such individuals with at least eight years of continuous service with the Company, at least three of which were as a senior managing director or a member of the global management committee, are eligible to vest in those RSUs that would have vested within 12 months following termination under the Accenture Leadership Performance Equity Award Program. Each of the named executive officers had met this service requirement as of August 31, 2024.
The following table sets forth the amounts each named executive officer would have been entitled to receive under these provisions if his or her employment had been terminated as of August 31, 2024:

Name	Vesting of Equity Awards following Voluntary Termination($)(1)(2)	Vesting of Equity Awards following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Awards Following Retirement($)(3)
Julie Sweet	$17,953,401	$19,671,358	$6,000,000
KC McClure(4)	$4,788,326	$5,550,874	$1,300,000
Manish Sharma	$4,788,326	$5,676,028	$1,300,000
John Walsh	$7,151,200	$8,066,601	$1,300,000
Jean-Marc Ollagnier(5)	$7,284,219	$7,284,219	$1,300,000
(1)The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2023 and 2024 Key Executive Performance Share Program awards, as results to date indicate achievement between threshold and target for both the 2023 and 2024 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the target amounts.
(2)Values determined based on the August 30, 2024 closing market price of Accenture plc’s Class A ordinary shares of $341.95 per share.
(3)Amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made in January 2025 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation, Culture & People Committee following the end of fiscal 2024.
(4)Ms. McClure served as chief financial officer through November 30, 2024 and is expected to retire from the Company in March 2025.
(5)Mr. Ollagnier served as chief executive officer—EMEA through August 31, 2024. Mr. Ollagnier currently serves as chair—EMEA and is expected to retire from the Company in March 2025.
Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our chair and chief executive officer to the annual total compensation of our median employee.
Our Employees
As of August 31, 2024, we employed more than 774,000 people, with offices and operations in 52 countries. Because of the geographical distribution of our workforce, our compensation program reflects many factors to determine how we compensate our employees in different countries around the world.
Our Fiscal 2024 Pay Ratio
Applying a cost-of-living adjustment, our identified median employee is located in India, with annual total compensation for fiscal 2024 of $59,298. Comparing this to the annual total compensation of our chair and chief executive officer of $24,915,146, our pay ratio was 420:1. Without the cost-of-living adjustment, the identified median employee is also located in India, with annual total compensation for fiscal 2024 of $22,106, resulting in a ratio of 1,127:1.

Accenture 2024 Proxy Statement	90

Executive Compensation
Pay Ratio Methodology
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology:
•Identifying the Global Employee Population. We used our global employee population as of August 31, 2024, and excluded the following employees, who represent less than 2% of our employees: (i) 14,569 from businesses mainly in the technology services space that we acquired during fiscal 2024, and (ii) 27 in Qatar and 32 in Taiwan. As a result of these exclusions, we considered a population of 759,378 employees.
•Identifying the Median Employee. We used annual base salary as of August 31, 2024 and applied the World Bank’s Purchasing Power Parity conversion factors to adjust the employees’ base salary and the median employee’s total annual compensation to the cost-of-living in the U.S., where our chair and chief executive officer resides. We then identified a median from this group. We applied this same process without the cost-of-living adjustment as well. Foreign currencies were converted into U.S. dollars using the average of the monthly translation rates for fiscal 2024.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Ms. Sweet(1)	Compensation Actually Paid to Ms. Sweet(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Company- Selected Measure (Operating Income)(7) (in thousands)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$24,915,146	$19,696,871	$7,541,398	$6,572,485	$151	$205	$7,419,197	$10,034,287
2023	$31,550,906	$28,942,633	$9,672,559	$9,633,011	$141	$148	$7,003,530	$9,873,035
2022	$33,701,108	$28,901,232	$11,074,958	$9,061,110	$123	$111	$6,988,960	$9,367,181
2021	$23,085,391	$37,443,329	$9,169,307	$17,503,467	$142	$129	$5,990,545	$7,621,529
(1)The dollar amounts reported are the amounts reported in the “Total” column of our Summary Compensation Table for Ms. Sweet.
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table total compensation to determine the compensation actually paid for fiscal 2024:

Year	Reported Summary Compensation Table Total for Ms. Sweet	Minus: Reported Value of Equity Awards(a)	Plus: Equity Award Adjustments(b)	Compensation Actually Paid to Ms. Sweet
2024	$24,915,146	$21,048,615	$15,830,340	$19,696,871
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

91	Accenture 2024 Proxy Statement

Executive Compensation
(b)The equity award adjustments for fiscal 2024 include the addition (or subtraction, as applicable) of the following:

Year	Year End Fair Value of Equity Awards Granted During Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2024	$14,185,125	($917,301)	$5,248,680	($2,686,164)	$15,830,340
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.
(3)The dollar amounts reported represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Company’s named executive officers (NEOs) as a group (excluding Ms. Sweet) for each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, KC McClure, Manish Sharma, John Walsh and Jean-Marc Ollagnier; (ii) for 2023, KC McClure, Manish Sharma, Jean-Marc Ollagnier and James Etheredge; (iii) for 2022, KC McClure, James Etheredge, Jean-Marc Ollagnier and Gianfranco Casati; and (iv) for 2021, KC McClure, Gianfranco Casati, Jean-Marc Ollagnier and David P. Rowland.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs listed in footnote 3, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs during the applicable year. In accordance with the SEC rules, the following adjustments were made to the average Summary Compensation Table total compensation for fiscal 2024 to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Other NEOs	Minus: Average Reported Value of Equity Awards(a)	Plus: Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Other NEOs
2024	$7,541,398	$5,607,263	$4,638,350	$6,572,485
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for fiscal 2024 include the addition (or subtraction, as applicable) of the following:

Year	Average Year End Fair Value of Equity Awards Granted During Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards as of Year End	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Equity Award Adjustments
2024	$3,844,092	($240,431)	$1,329,899	($295,210)	$4,638,350
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.
(5)Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year and August 31, 2020, by (b) the Company’s share price as of August 31, 2020.
(6)The peer group used for this purpose is the S&P 500 Information Technology Sector Index.
(7)Operating income is the most heavily weighted performance measure under the Key Executive Performance Share Program, which is intended to be the most significant element of our named executive officers’ compensation over time, as described in greater detail in “Executive Compensation – Compensation Discussion and Analysis.” In accordance with the terms of such program, operating income for fiscal years 2023 and 2024 was adjusted for purposes of the Key Executive Performance Share Program and is calculated and shown here as GAAP operating income excluding the impact of business optimization initiatives. The Compensation, Culture & People Committee did not make any adjustments to GAAP operating income under the Key Executive Performance Share Program for fiscal years 2021 and 2022 and GAAP operating income is shown in this column for such years. See “Reconciliation of GAAP Measures to Non-GAAP Measures.”

Accenture 2024 Proxy Statement	92

Executive Compensation
Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to create 360° value for all. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Operating income
•Relative total shareholder return
•Earnings per share
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid (CAP) Versus TSR

Compensation Actually Paid (CAP) Versus Net Income

Compensation Actually Paid (CAP) Versus Operating Income(1)

$50
$40
$30
$20
$10
$0
Compensation Actually Paid (in $M)
$10
$8
$6
$4
$2
$0
Operating Income (in $B)
$7.6B
$9.4B
$9.8B
$10.0B
FY 2021
FY 2022
FY 2023
FY 2024
CEO CAP
Average Other NEO CAP
Operating Income

(1) See footnote 7 above.

93	Accenture 2024 Proxy Statement

Audit
Audit Committee Report
The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.
The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and internal controls over financial reporting, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). As part of the Audit Committee’s oversight function, the committee:
•Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;
•Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.
In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended to the Board of Directors the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2024 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2025 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2026 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the committee:
The Audit Committee
Paula A. Price, Chair
Jaime Ardila
Martin Brudermüller
Venkata (Murthy) Renduchintala
Tracey T. Travis

95	Accenture 2024 Proxy Statement

Proposal 3
Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration
The Board recommends that you vote “FOR” the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMG’s remuneration.

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2025. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including Public Company Accounting Oversight Board reports; and the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help maintain the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner.
We expect that one or more representatives of KPMG will attend the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.
As required under Irish law, the resolution in respect of Proposal 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 3 is as follows:
“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2026 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

97	Accenture 2024 Proxy Statement

Proposal 3 - Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine Its Remuneration
Independent Auditor’s Fees
The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2024 and August 31, 2023.

(in thousands of U.S. dollars)	2024	2023
Audit Fees(1)	$25,874	$25,616
Audit-Related Fees(2)	$1,699	$1,446
Tax Fees(3)	$2,034	$1,650
All Other Fees(4)	$4	$4
Total Fees	$29,611	$28,716
(1)Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.
(2)Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s financial statements and not included in Audit Fees. Audit-Related Fees include fees for merger and acquisition due diligence services and ESG assurance services.
(3)Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.
(4)All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. The Audit Committee concluded that the provision of these services and related fees does not affect the independence of KPMG.
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditor. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

Accenture 2024 Proxy Statement	98

Irish Law Proposals

Proposal 4
Creation of Additional Distributable Reserves By Way of a Capital Reduction
The Board recommends that you vote “FOR” the approval of the reduction of share capital of the Company and the creation of additional distributable reserves.

From time to time, Irish companies seek shareholder approval to create additional “distributable reserves.” Under Irish law we need sufficient “distributable reserves” to make distributions to our shareholders in the form of dividends or to repurchase or redeem our shares. In this proposal, shareholders are being asked to approve a reduction of our share capital by approximately $14.37 billion, consisting of the August 31, 2024 balance of the share premium account (which is analogous to additional paid in capital in the U.S.) to create additional “distributable reserves” in order to continue to make distributions to shareholders or to repurchase or redeem shares.
We last sought and received shareholder approval to create additional “distributable reserves,” by way of reduction of our share capital in the amount of $10.96 billion, at our annual general meeting of shareholders on January 30, 2014. As of August 31, 2014, we had distributable reserves of approximately $23 billion. As a result of the cash dividends we have paid to our shareholders and repurchasing or redeeming shares under our share repurchase programs, our “distributable reserves” have been reduced and as of August 31, 2024, our distributable reserves were approximately $12.11 billion.
As of August 31, 2024, our aggregate available authorization for share purchases and redemptions was $2.69 billion. On September 26, 2024, we announced that the Finance Committee of our Board had approved (a) a first quarter fiscal 2025 cash dividend of $1.48 per share, an increase of 15% over our previous quarterly dividend, and (b) an increase of $4.0 billion in additional share repurchase authority under our share repurchase programs for fiscal 2025. The payment of dividends and share repurchases reduce the “distributable reserves” that are available in the future to continue to make distributions to shareholders in the form of dividends and to repurchase or redeem shares. In order to maintain our ability to continue making distributions to shareholders and repurchasing or redeeming shares under our share repurchase programs, we are seeking shareholder approval of this proposal.
Irish law also requires the Irish High Court’s confirmation of the proposed reduction of share capital and for the resulting reserve to be treated as a “distributable reserve.” If approved by shareholders and confirmed by the Irish High Court, this proposal will result in the reduction of the balance of our share premium account as of August 31, 2024, which was approximately $14.37 billion, and the creation of a reserve in an equal amount to be treated as a “distributable reserve.” If shareholders approve this proposal, we will seek the Irish High Court’s confirmation as soon as practicable. Although we are not aware of any reason why the Irish High Court would not confirm the reduction of capital so as to enable us to create “distributable reserves,” there is no guarantee of such confirmation.
As required under Irish law, the resolution in respect of Proposal 4 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. The text of the resolution in respect of Proposal 4 is as follows:
“As a special resolution, that subject to and with the consent of the Irish High Court:
(a)in accordance with the provisions of section 84 of the Companies Act 2014, the company capital of the Company be reduced by the cancellation of $14,372,987,000, being the entire balance of the Company’s share premium account as at August 31, 2024, or such other lesser amount as the Board of the Company or the Irish High Court may determine, and the reserve resulting from the cancellation of the share premium shall be treated as profits available for distribution as defined by Section 117 of the Irish Companies Act 2014; and
(b)the Board, acting through one or more of the Company’s executive officers, be and are hereby authorized, on behalf of the Company, to take all actions as they see fit on behalf of the Company to seek the confirmation of the Irish High Court, pursuant to Sections 84 and 85 of the Companies Act 2014, to such reduction of the company capital of the Company.”

Accenture 2024 Proxy Statement	100

Irish Law Proposals

Proposal 5	Board Authority to Issue Shares The Board recommends that you vote “FOR” granting the Board authority to issue shares under Proposal 5.

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2024 annual general meeting, will expire on July 31, 2025. We are presenting this Proposal 5 to renew the Board’s authority to issue our authorized shares on the terms set forth below.
We understand that it is customary practice for Irish companies with U.S. listings to seek shareholder authority to issue up to 20% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice, we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of November 30, 2024 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 5 is as follows:
“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $14,373.24 (134,925,330 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of November 30, 2024 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

101	Accenture 2024 Proxy Statement

Irish Law Proposals

Proposal 6	Board Authority to Opt-Out of Pre-Emption Rights The Board recommends that you vote “FOR” granting the Board authority to opt-out of pre-emption rights under Proposal 6.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on July 31, 2025, we are presenting this Proposal 6 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.
We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 20% of a company’s issued ordinary share capital. In order to preserve the Board’s capacity to implement acquisitions and capital raising activities, we are seeking the full customary 20% authority. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund or to refinance the funding of acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 5.
The text of the resolution in respect of Proposal 6 is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:
(a)the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $14,373.24 (134,925,330 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of November 30, 2024 (the latest practicable date before this proxy statement)).
and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Accenture 2024 Proxy Statement	102

Irish Law Proposals

Proposal 7
Determine Price Range for Re-Allotment of Treasury Shares
The Board recommends that you vote “FOR” the determination of the price range at which Accenture plc can re-allot shares that it acquires as treasury shares.

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, the 2010 Share Incentive Plan and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.
Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.
The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.
As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of Proposal 7 is as follows:
“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:
(a)The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(b)The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(c)The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

103	Accenture 2024 Proxy Statement

Beneficial Ownership
Beneficial Ownership of Directors and Executive Officers
To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after November 30, 2024. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after November 30, 2024 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.
The following beneficial ownership table sets forth, as of November 30, 2024, information regarding the beneficial ownership of Accenture plc Class A ordinary shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our current directors and executive officers as a group. No person listed below owns any Accenture plc Class X ordinary shares.

	Accenture plc Class A Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned
Jaime Ardila	11,081	*
Martin Brudermüller	—	*
Alan Jope	562	*
Nancy McKinstry	5,984	*
Beth E. Mooney	1,698	*
Jennifer Nason	—	*
Gilles C. Pélisson	10,282	*
Paula A. Price	6,093	*
Venkata (Murthy) Renduchintala	2,660	*
Arun Sarin	7,430	*
Tracey T. Travis	6,852	*
Masahiko Uotani	—	*
Julie Sweet(2)	9,641	*
KC McClure(3)	37,802	*
Manish Sharma(4)	2,821	*
Jean-Marc Ollagnier(5)	183,958	*
John Walsh(6)	16,631	*
All Directors and Executive Officers as a Group (20 Persons)(7)	158,278	*%
*  Less than 1% of Accenture plc’s Class A ordinary shares outstanding.
(1)Address for all persons listed is c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
(2)Includes 3,901 RSUs that could be delivered as shares within 60 days from November 30, 2024.
(3)Includes 1,665 RSUs that could be delivered as shares within 60 days from November 30, 2024.
(4)Includes 2,228 RSUs that could be delivered as shares within 60 days from November 30, 2024.
(5)Includes 3,761 RSUs that could be delivered as shares within 60 days from November 30, 2024.
(6)Includes 1,618 RSUs that could be delivered as shares within 60 days from November 30, 2024.
(7)Includes 18,421 RSUs that could be delivered as shares within 60 days from November 30, 2024.

105	Accenture 2024 Proxy Statement

Beneficial Ownership
Beneficial Ownership of More Than 5%
Based on information available as of November 30, 2024, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	59,071,878	8.8%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001(2)	47,931,575	7.1%
(1)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group and certain related entities reporting sole power to vote or direct the vote over 0 Class A ordinary shares, sole power to dispose or direct the disposition of 56,366,432 Class A ordinary shares, shared power to vote or direct the vote over 837,581 Class A ordinary shares and shared power to dispose or direct the disposition of 2,705,446 Class A ordinary shares.
(2)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 1, 2024 by BlackRock, Inc. and certain related entities reporting sole power to vote or direct the vote over 42,951,588 Class A ordinary shares and sole power to dispose or direct the disposition of 47,931,575 Class A ordinary shares.
As of November 30, 2024, Accenture beneficially owned an aggregate of 49,248,770 Accenture plc Class A ordinary shares, or 7.3% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

Accenture 2024 Proxy Statement	106

Questions and Answers About the Annual Meeting
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2024 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 9, 2024. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.
What is the date, time and location of the Annual Meeting?
We will hold the Annual Meeting at 12:00 pm local time on Thursday, February 6, 2025, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Who is entitled to vote?
The Board has set December 9, 2024 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.
As of the close of business on the record date, there were 674,873,315 Class A ordinary shares outstanding (which includes 49,393,378 shares held by Accenture) and 307,754 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy by the voting deadlines set forth below. At the close of business on the record date, Accenture plc did not have any non-voting shares in issue.
How do I vote?
Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote in any of the following ways:
•By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.
•Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

Accenture 2024 Proxy Statement	108

Questions and Answers About the Annual Meeting
•By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual Meeting by submitting the proxy card (or proxy form set out in section 184 of the Companies Act 2014) and delivering such proxy to the General Counsel and Corporate Secretary at Accenture plc, 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What are the deadlines to submit my vote?”
If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.
•By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.
•In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.
If I am a beneficial owner of shares held in street name, how do I vote?
If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.
If I am a current or former Accenture employee with employee plan shares held by UBS Financial Services, Inc., how do I vote?
If you are a current or former Accenture employee with shares received through our employee plans and held by UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner, and by the same deadlines, as described herein for registered shareholders.
It is important that you vote your shares held by UBS. If you do not submit your vote, your shares held by UBS will not be voted on any proposals.
Participants with shares received through employee plans, including shares held through UBS, may attend and vote their shares at the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below.

109	Accenture 2024 Proxy Statement

Questions and Answers About the Annual Meeting
What are the deadlines to submit my vote?
The deadlines to submit your votes for the Annual Meeting are set forth below.

Internet Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on February 5, 2025	Mail Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on February 5, 2025

Telephone Call 1 (800) 690-6903 Votes cast by phone must be received by 11:59 pm EST on February 5, 2025	QR Code Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on February 5, 2025
Can I revoke my proxy or change my vote after I have voted?
Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:
•voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on February 5, 2025;
•mailing a proxy card (or form of proxy set out in section 184 of the Companies Act 2014) that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on February 5, 2025;
•attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or
•sending a written notice of revocation to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, which must be received before the commencement of the Annual Meeting.
If you are a current or former employee and your employee plan shares are held by UBS, you may revoke your proxy and change your vote in the same manner as described above for registered shareholders.
If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.
What do I need to be admitted to the Annual Meeting?
For shareholders who plan to attend the Annual Meeting, at the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:
•asking to review evidence of your share ownership as of December 9, 2024, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or
•verifying your name and share ownership against our list of registered shareholders.
If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.
What constitutes a quorum?
In order to establish a quorum at the Annual Meeting there must be at least three shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

Accenture 2024 Proxy Statement	110

Questions and Answers About the Annual Meeting
How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. An “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate the votes cast at the Annual Meeting and American Election Services, LLC will act as our Inspector of Election.
What is a “broker non-vote”?
If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. Your broker will, however, be able to vote on proposals for which the broker has discretionary authority to vote. If the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Additionally, your broker will be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum.
What is the voting standard for each of the proposals discussed in the proxy statement?
The chart below summarizes the voting standards and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Board Recommendation	Voting Standard	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions

1	Appointment of Directors	FOR each nominee	Majority of Votes Cast	No	No effect	No effect

2	Advisory Vote on Executive Compensation	FOR	Majority of Votes Cast	No	No effect	No effect

3
	Ratify the Appointment and Approve Remuneration of Auditor	FOR	Majority of Votes Cast	Yes	N/A	No effect

4
	Approve the Creation of Additional Distributable Reserves By Way of a Capital Reduction	FOR	75% of Votes Cast	Yes	N/A	No effect

5
	Grant Board Authority to Issue Shares	FOR	Majority of Votes Cast	Yes	N/A	No effect

Grant Board Authority to Opt-Out of Pre-emption Rights
6		FOR	75% of Votes Cast	Yes	N/A	No effect

7
	Determine Price Range for the Re-Allotment of Treasury Shares	FOR	75% of Votes Cast	Yes	N/A	No effect

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating, Governance & Sustainability Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

111	Accenture 2024 Proxy Statement

Questions and Answers About the Annual Meeting
Who will pay for the cost of this proxy solicitation?
Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Sodali & Co., whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Sodali & Co. will receive a fee of $27,500, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

Accenture 2024 Proxy Statement	112

Additional Information
Availability of Materials
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual General Meeting of Shareholders to be held on February 6, 2025: The proxy statement, our Annual Report for the fiscal year ended August 31, 2024 and our Irish financial statements are available free of charge at www.proxyvote.com.
Householding of Shareholder Documents
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” reduces the volume of duplicate information received at households and helps to reduce costs and environmental impact. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your Notice of Internet Availability or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or email address: Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or email, investor.relations@accenture.com.
Submission of Future Shareholder Proposals
Our annual general meeting of shareholders for 2026 is expected to be held in January 2026. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 18, 2025. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.
Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our General Counsel and Corporate Secretary on or after July 19, 2025 but no later than August 18, 2025. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on November 1, 2025 subject to applicable rules, the persons named as proxies in the proxy card or their substitutes will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how the named proxies intend to exercise their discretion to vote on the matter. In addition to satisfying the deadlines in the traditional advance notice provisions of our Articles of Association, to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required by Rule 14a-19 under the Exchange Act to our General Counsel and Corporate Secretary no later than December 8, 2025.

Accenture 2024 Proxy Statement	114

Additional Information
Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
About Accenture
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent- and innovation-led company with approximately 774,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. Our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.
Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA.
Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available, free of charge, on the Investor Relations section of our website (https://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print, free of charge, by contacting our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. We do not intend for information contained on our website to be part of this proxy statement.
In addition, the SEC maintains an Internet site (https://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

115	Accenture 2024 Proxy Statement

Additional Information
Reconciliation of GAAP Measures to Non-GAAP Measures
In this proxy statement, Accenture discloses the following non-GAAP financial measures:
•Revenues. Percentage changes in revenues on a local currency basis. Financial results in local currency are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its revenues.
•Earnings Per Share. Earnings per share for fiscal 2024 and 2023 exclude the impact of business optimization costs. Earnings per share for fiscal 2023 and 2021 exclude gains related to our investment in Duck Creek Technologies. Additionally, fiscal 2024 and 2023 operating margin exclude the impact of business optimization costs. Accenture’s management believes that information regarding the effects of the investment gains and business optimization costs facilitates understanding as to both the impact of these items and Accenture’s financial performance.
•Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding Accenture’s liquidity.
While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Reconciliation of GAAP Measures to Non-GAAP Measures

	Year Ended August 31, 2024
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Adjusted (Non-GAAP)
Operating Income	$9,595,847	$438,440	$10,034,287
Operating Margin	14.8%	0.7%	15.5%
Income before income taxes	9,699,323	438,440	10,137,763
Income tax expense	2,280,126	111,350	2,391,476
Net Income	$7,419,197	$327,090	$7,746,287
Effective tax rate	23.5%	25.4%	23.6%
Diluted earnings per share(2)	$11.44	$0.51	$11.95
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)The impact of the business optimization costs on diluted earnings per share are presented net of related taxes. The income tax effect was negative $0.18 for the fiscal year ended August 31, 2024. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.

	Year Ended August 31, 2023
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Investment Gains(2)	Adjusted (Non-GAAP)
Operating Income	$8,809,889	$1,063,146	$—	$9,873,035
Operating Margin	13.7%	1.7%	—%	15.4%
Income before income taxes	9,139,332	1,063,146	(252,920)	9,949,558
Income tax expense	2,135,802	247,365	(8,840)	2,374,327
Net Income	$7,003,530	$815,781	($244,080)	$7,575,231
Effective tax rate	23.4%	23.3%	3.5%	23.9%
Diluted earnings per share(3)	$10.77	$1.28	($0.38)	$11.67
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)Gain recognized related to our investment in Duck Creek Technologies.
(3)The impact of the business optimization costs and investment gain on diluted earnings per share are presented net of related taxes. The income tax effect was negative $0.37 for the fiscal year ended August 31, 2023. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.

Accenture 2024 Proxy Statement	116

Additional Information

	Year Ended August 31, 2021
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Investment Gains(1)	Adjusted (Non-GAAP)
Income before income taxes	$7,761,116	($271,009)	$7,490,107
Income tax expense	1,770,571	(41,440)	1,729,131
Net income	$5,990,545	($229,569)	$5,760,976
Effective tax rate	22.8%		23.1%
Diluted earnings per share	$9.16	($0.36)	$8.80
(1)Gain recognized related to our investment in Duck Creek Technologies.
Forward-Looking Statements & Website References
This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “aspires,” “intends,” “believes,” “estimates,” “positioned,” “continues,” “maintain,” “remain,” “goal,” “target,” “plan,” “recurring” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility progress, plans, and goals (including environmental and inclusion & diversity matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
Some imagery in this document has been generated using artificial intelligence technology.
December 16, 2024

117	Accenture 2024 Proxy Statement

Ad Age Agency Report

Accenture Song ranked No. 2 among the world's biggest agency companies, marking 9 consecutive years on list

AVTAR & Seramount Best Companies for Women in India

Among the top companies for 9 consecutive years; Hall of Fame member since 2020

AVTAR & Seramount Most Inclusive Companies Index in India

"Champions of Inclusion" for 6 consecutive years

Brand Finance Most Valuable IT Services Brands

No. 1 for the 6th consecutive year with a brand value of $40.5B

Brandon Hall Group Excellence in Human Capital Management Awards

Top winner for 9 consecutive years

Ethisphere World's Most Ethical Companies

17 consecutive years

Fair360 Top 50 Companies for Diversity in the U.S.

Hall of Fame since 2023

Fast Company World Changing Ideas

Recognized in several categories including Agriculture, Developing World Technology, Experimental and Nature

Forbes Global 2000

No. 170, marking 21 consecutive years on list

Forbes World's Best Management Consulting Firms

Earned the top spot

Human Rights Campaign Corporate Equality Index

Earned a top score of 100 in all countries surveyed: Argentina, Brazil, Chile, Mexico and the U.S.

Interbrand Best Global Brands

No. 30 with a brand value of $21.3B, marking 22 consecutive years on list

JUST Capital America's Most JUST Companies

No. 1 in our industry for 2 consecutive years and No. 3 overall, marking 8 consecutive years on list

Kantar BrandZ Top 100 Most Valuable Global Brands

No. 20 with a brand value of $81.9B, marking 19 consecutive years on list

LATINA Style 50 Best Companies for Latinas to Work for in the U.S.

No. 3, marking 11 consecutive years on list among the Top 10

Awards & Recognition

Business Group on Health Best Employers: Excellence in Health & Well-being Award

Recognized for the first time

Business Today India's Best Companies to Work For

No. 2, marking 13 consecutive years among the Top 10

Cannes Lions

Accenture Song won 8 Lions, including the prestigious Grand Prix Film Lion

CDP Climate Change A List

Among top-scoring companies for 8 years

Disability:IN Disability Equality Index

Earned a top score of 100 for 8 consecutive years in the U.S., and most recently in all 8 countries surveyed: Brazil, Canada, Germany, India, Japan, Philippines, U.K. and the U.S.

Fortune Global 500

No. 211, marking 23 consecutive years on list

Fortune Most Powerful Women

Chair and CEO Julie Sweet ranked No. 4, marking 5 consecutive years among the Top 4

Fortune World's Most Admired Companies

No. 1 in our industry for 11 years and No. 33 overall, marking 22 consecutive years on list

FTSE (formerly Refinitiv) Diversity and Inclusion Index

No. 1 for the 5th time in 7 years, marking 9 consecutive years on list

Great Place To Work® Best Workplaces™

No. 10 on World's Best Workplaces™; No. 14 in Asia; No. 11 in Latin America; Top 10 in 10 countries

Stonewall India Workplace Equality Index

Gold Employer for 4 consecutive years

The Times Top 50 Employers for Gender Equality in the U.K.

9 consecutive years

TIME World's Best Companies

No. 2, marking 2 consecutive years among the Top 5

TIME100 Most Influential People

Chair and CEO Julie Sweet recognized as an Innovator

Wall Street Journal Best-Managed Companies

No. 15 overall, and No. 1 in social responsibility and No. 7 in customer satisfaction, marking 7 consecutive years on list

Workplace Pride Global Benchmark

Among the highest-scoring companies for 9 consecutive years

Accenture C/O GENERAL COUNSEL AND CORPORATE SECRETARY 500 W MADISON CHICAGO, ILLINOIS 60661 USA SCAN TO VIEW MATERIALS & VOTE 3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on February 5, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on February 5, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on February 5, 2025. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To register to attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. Important Notice for Accenture plc Shareholders 2025 Annual General Meeting of Shareholders Thursday, February 6, 2025 12:00 pm local time The Dock 7 Hanover Quay Grand Canal Dock Dublin 2, Ireland Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 6, 2025: The Notice of Annual Meeting, 2024 Proxy Statement and Annual Report for the fiscal year ended August 31, 2024 and our 2024 Irish financial statements are available at www.proxyvote.com. Proxy Solicited on behalf of the Board of Directors of Accenture plc ("Accenture") for the 2025 Annual General Meeting of Shareholders on Thursday, February 6, 2025 (the "Annual Meeting") The undersigned hereby appoints Julie Sweet, Angie Park and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 9, 2024, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Special Instructions For Accenture employees and former employees that own shares through the employee plans managed by UBS Financial Services, Inc. ("UBS"): This proxy card includes shares received through the employee plans managed by UBS and held on December 9, 2024 by UBS. It is important that you vote the shares held by UBS. If you do not submit your vote, the shares held by UBS will not be voted on any proposals. Continued and to be signed on reverse side accenture

SCAN TO
VIEW MATERIALS & VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59531-P18229-Z88475

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Accenture plc ("Accenture")

Company Proposals

1. Appointment of the following nominees to the Board of Directors:

Nominees:	For	Against	Abstain
1a. Jaime Ardila	☐	☐	☐
1b. Martin Brudermüller	☐	☐	☐
1c. Alan Jope	☐	☐	☐
1d. Nancy McKinstry	☐	☐	☐
1e. Jennifer Nason	☐	☐	☐
1f. Paula A. Price	☐	☐	☐
1g. Venkata (Murthy) Renduchintala	☐	☐	☐
1h. Arun Sarin	☐	☐	☐
1i. Julie Sweet	☐	☐	☐
1j. Tracey T. Travis	☐	☐	☐
1k. Masahiko Uotani	☐	☐	☐

	For	Against	Abstain
2. To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐
3. To ratify, in a non-binding vote, the appointment of KPMG LLP ("KPMG") as independent auditor of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG's remuneration.	☐	☐	☐
4. To approve the creation of additional distributable reserves by way of a capital reduction.	☐	☐	☐
5. To grant the Board of Directors the authority to issue shares under Irish law.	☐	☐	☐
6. To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law.	☐	☐	☐
7. To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Accenture C/O GENERAL COUNSEL AND CORPORATE SECRETARY 500 W MADISON CHICAGO, ILLINOIS 60661 USA SCAN TO VIEW MATERIALS & VOTE 3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on February 5, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on February 5, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on February 5, 2025. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To register to attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. Important Notice for Accenture plc Shareholders 2025 Annual General Meeting of Shareholders Thursday, February 6, 2025 12:00 pm local time The Dock 7 Hanover Quay Grand Canal Dock Dublin 2, Ireland Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 6, 2025: The Notice of Annual Meeting, 2024 Proxy Statement and Annual Report for the fiscal year ended August 31, 2024 and our 2024 Irish financial statements are available at www.proxyvote.com. Proxy Solicited on behalf of the Board of Directors of Accenture plc ("Accenture") for the 2025 Annual General Meeting of Shareholders on Thursday, February 6, 2025 (the "Annual Meeting") The undersigned hereby appoints Julie Sweet, Angie Park and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 9, 2024, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Special Instructions For Accenture employees and former employees that own shares through the employee plans managed by UBS Financial Services, Inc. ("UBS"): This proxy card includes shares received through the employee plans managed by UBS and held on December 9, 2024 by UBS. It is important that you vote the shares held by UBS. If you do not submit your vote, the shares held by UBS will not be voted on any proposals. Continued and to be signed on reverse side